Exhibit 2.1

 Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EUROPEAN LITHIUM LIMITED,

as EUR

European Lithium AT (Investments) LIMITED,

as the Company

CRITICAL METALS CORP.,

as PubCo

PROJECT WOLF MERGER SUB INC.,

as Merger Sub

AND

SIZZLE ACQUISTION CORP.,

as SPAC

DATED AS OF OCTOBER 24, 2022

i

ii

EXHIBITS

Exhibit A	Form of Investors Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of Assignment and Assumption of Warrant Agreement
Exhibit D	Pro-forma Equity Structure
Exhibit E	Form of Sponsor Support Agreement
Exhibit F	Form of Lock-Up Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 24, 2022, by and among European Lithium Limited, an Australian Public Company limited by shares, and the holder of all of the issued Company Ordinary Shares (“EUR”), European Lithium AT (Investments) Limited, a BVI business company incorporated in the British Virgin Islands and a direct, wholly-owned subsidiary of EUR (the “Company”), Critical Metals Corp., a BVI business company incorporated in the British Virgin Islands (“PubCo”), Project Wolf Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PubCo (“Merger Sub”) and Sizzle Acquisition Corp., a Delaware corporation (“SPAC”). Each of EUR, the Company, PubCo, Merger Sub and SPAC shall individually be referred to herein as a “Party” and, collectively, as the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto. Defined terms used in this Agreement are listed alphabetically in Section 13.1, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, the Company is a mining exploration and development company, and wholly owns the Wolfsberg Lithium Project located in Austria;

WHEREAS, SPAC is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a BVI business company newly incorporated in the British Virgin Islands for the sole purpose of consummating the Transactions;

WHEREAS, Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of PubCo, and was formed for the sole purpose of consummating the Transactions;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”) and other applicable legal requirements (collectively, as applicable based on context, the “Applicable Law”), the Parties intend to enter into a business combination transaction;

WHEREAS, the board of directors of EUR has unanimously: (a) determined that it is in the best interests of EUR, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which EUR is a party, providing for the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which EUR is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has unanimously: (a) determined that it is in the best interests of the Company, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which the Company is a party, providing for the Transactions; and (b) approved this Agreement, the other Transaction Agreements to which the Company is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of PubCo has unanimously: (a) determined that it is in the best interests of PubCo, and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which PubCo is a party, providing for the Merger, the Share Exchange and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which PubCo is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously: (a) determined that it is in the best interests of Merger Sub and PubCo (as sole stockholder of Merger Sub), and declared it advisable, to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved and recommended the adoption and approval of this Agreement by PubCo (as sole stockholder of Merger Sub);

WHEREAS, the board of directors of PubCo, in its capacity as the sole stockholder of Merger Sub, has unanimously: (a) determined that it is in the best interests of Merger Sub, and declared it advisable, for Merger Sub to enter into this Agreement and the other Transaction Agreements to which Merger Sub is a party, providing for the Merger and the other Transactions; and (b) approved this Agreement, the other Transaction Agreements to which Merger Sub is a party and the Transactions in accordance with Applicable Law, upon the terms and subject to the conditions of this Agreement (the “Merger Sub Stockholder Approval”);

WHEREAS, the board of directors of SPAC has unanimously: (a) determined that it is advisable, fair to, and in the best interests of SPAC and SPAC’s stockholders (the “SPAC Stockholders”) to enter into this Agreement and the other Transaction Agreements to which SPAC is a party, providing for the Merger and the other Transactions; and (b) approved and recommended, among other things, the adoption and approval of this Agreement, including authorization of the Merger, by the SPAC Stockholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, SPAC and the Company have entered into a sponsor support agreement in the form attached as Exhibit E (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among other things, to support and vote in favor of this Agreement and the other Transaction Agreements to which SPAC is or will be a party and the Transactions (including the Merger);

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor, EUR and PubCo shall enter into a lock-up agreement in the form attached as Exhibit F (the “Lock-Up Agreement”), pursuant to which the Sponsor has agreed, among other things, to restrictions on the transfer of its equity interests in PubCo;

WHEREAS, at the Closing, PubCo and EUR will enter into an investors agreement in the form attached as Exhibit A hereto (the “Investors Agreement”), pursuant to which, among other things, PubCo will grant to EUR certain rights and EUR will be subject to certain restrictions;

WHEREAS, SPAC and the Sponsor are parties to that certain Registration Rights Agreement, dated as of November 3, 2021 (the “SPAC Registration Rights Agreement”);

WHEREAS, at the Closing, each of PubCo, the Sponsor and EUR, together with certain other persons listed on the signature pages thereto, will enter into a new registration rights agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), which will supersede the SPAC Registration Rights Agreement;

WHEREAS, pursuant to the Organizational Documents of SPAC, SPAC is required to provide an opportunity for its public stockholders to have their outstanding SPAC Shares redeemed on the terms and subject to the conditions and limitations set forth in this Agreement, SPAC’s Organizational Documents and the Trust Agreement in conjunction with obtaining the SPAC Stockholder Approval;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger and the Share Exchange, taken together, qualify as a transaction described in Section 351(a) and (b) of the Code and the Treasury Regulations promulgated thereunder, and (b) the Merger qualifies as a “reorganization” under Section 368 of the Code, and this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (the “Intended Tax Treatment”);

WHEREAS, prior to the Closing, PubCo shall amend and restate its memorandum and articles of association such that they are in a form mutually agreed to by the Parties prior to Closing (the “Restated Articles”);

WHEREAS, immediately prior to the Effective Time, EUR shall sell and transfer each issued Company Ordinary Share to PubCo, in consideration for (a) the issuance of the Closing Share Consideration at Closing and (b) the Earnout Consideration (subject to the conditions set forth in Section 3.2), as a result of which the Company will become a direct, wholly-owned subsidiary of PubCo (the “Share Exchange”);

WHEREAS, at the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall merge with and into SPAC (the “Merger”), with SPAC continuing as the surviving company after the Merger (the “Surviving Company”), as a result of which SPAC will become a direct, wholly-owned subsidiary of PubCo;

WHEREAS, as a result of the Merger, (a) each issued and outstanding share of Class A common stock, par value $0.0001 per share of SPAC (each, a “SPAC Share”) (other than any Excluded SPAC Shares) shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one (1) PubCo Share and (b) each outstanding whole SPAC Warrant shall be assumed by PubCo and will be thereafter exercisable, in accordance with the terms of the Assumed Warrant Agreement, for one (1) PubCo Share; and

WHEREAS, after the Merger, the illustrative equity structure of PubCo will be as set out in the pro-forma equity structure in Exhibit D subject to the assumptions set forth therein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
The Closing Transactions

Section 1.1 Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger, shall take place by conference call and by mutual exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the applicable party or parties of those conditions), or at such other time, on such other date and in such other manner as the Company and SPAC agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.2 Exchange Agent.

(a)      Prior to the Closing Date, PubCo, SPAC and the Company shall engage SPAC’s transfer agent (or another Person reasonably satisfactory to the Company) to act as exchange agent in connection with the transactions contemplated by Section 2.5(a) to (c) and Section 3.1 (the “Exchange Agent”), and the Exchange Agent shall enter into an exchange agent agreement reasonably acceptable to the Parties (the “Exchange Agent Agreement”) for the purpose of exchanging, upon the terms and subject to the conditions set forth in this Agreement (including Section 1.3), each SPAC Share on the register of stockholders of SPAC, and each Company Ordinary Share on the register of members of the Company into PubCo Shares issued in connection with the Merger and Share Exchange and recorded as so issued in the register of members of PubCo.

(b)      At the Effective Time, PubCo shall deposit with the Exchange Agent the Merger Consideration and the Closing Share Consideration. PubCo shall cause the Exchange Agent, pursuant to irrevocable instructions, to deliver or issue the Merger Consideration and the Closing Share Consideration in accordance with this Agreement.

Section 1.3 Withholding Taxes(c). Notwithstanding anything in this Agreement to the contrary, SPAC, Merger Sub, the Company, the Surviving Company, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from any consideration or other amount payable pursuant to this Agreement any amount of Taxes required to be deducted and withheld with respect to the making of such payment under Applicable Law. If any such withholding is so required in connection with any such payments, the Party required to so withhold shall use commercially reasonable efforts to provide written notice to the Party in respect of whom such withholding is required to be paid of the amounts to be so deducted and withheld no later than ten (10) days prior to such payment. To the extent that amounts are so withheld, such amounts shall be (a) duly and timely paid over to the appropriate Governmental Entity, and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Upon the reasonable written request of any Person with respect to which amounts were so deducted or withheld, the payor shall provide such Person with a copy of documentary evidence of remittance of such amounts upon request from such Person. The Parties shall reasonably cooperate in good faith with any request to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms, declarations or other documents to reduce or eliminate any such deduction or withholding). In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Merger is treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 1.4 SPAC Financing Certificate. No later than two (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice (the “SPAC Financing Certificate”) setting forth: (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the redemption of SPAC Shares pursuant to the Organizational Documents of SPAC (the “SPAC Stockholder Redemptions”); (b) the anticipated Closing Proceeds; (c) the amount of all SPAC Transaction Expenses; and (d) the number of SPAC Shares to be outstanding immediately prior to the Closing after giving effect to the SPAC Stockholder Redemptions.

Article II
Merger

Section 2.1 Effective Time. Subject to the terms and conditions set forth in this Agreement, the Parties shall cause the Merger to be effected by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and reasonably agreed by the Parties. For purposes of this Agreement, the “Effective Time” shall mean the time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware and has become effective in accordance with the DGCL or such later time as Merger Sub and SPAC may agree and specify in the Certificate of Merger pursuant to the DGCL.

Section 2.2 Effect of the Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement in accordance with the applicable provisions of the DGCL, Merger Sub shall, automatically and without any action on the part of any Party or any other Person, be merged with and into SPAC, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company after the Effective Time and as a direct, wholly-owned subsidiary of PubCo. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and SPAC shall become the assets, property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company, which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time.

Section 2.3 Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law.

Section 2.4 Directors and Officers of the Surviving Company. Immediately after the Effective Time, (i) the board of directors of the Surviving Company shall be the board of directors of Merger Sub immediately prior to the Effective Time, until any such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal and (ii) the officers of the Surviving Company shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Company.

Section 2.5 Effect of the Merger on Securities of SPAC and Merger Sub. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of the Parties or any other Person, the following shall occur:

(a) SPAC Units. To the extent any SPAC Units remain outstanding and unseparated, immediately prior to the Effective Time, the SPAC Shares and the SPAC Warrants comprising each such issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “SPAC Unit Separation”) and the holder thereof shall be deemed to hold one (1) SPAC Share and one-half of one (0.5) SPAC Warrant; provided, however, that no fractional SPAC Warrants will be issued in connection with the SPAC Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the SPAC Unit Separation, the number of SPAC Warrants to be issued to such holder upon the SPAC Unit Separation (after aggregating all fractional SPAC Warrants that otherwise would be received by such holder) shall be rounded down to the nearest whole number of SPAC Warrants. The SPAC Shares and SPAC Warrants held following the SPAC Unit Separation shall be converted in accordance with the applicable terms of this Section 2.5.

(b) After giving effect to the SPAC Unit Separation, and all SPAC Stockholder Redemptions, in respect of each issued and outstanding SPAC Share (other than any Excluded SPAC Shares) immediately prior to the Effective Time, PubCo shall issue to the holder of such SPAC Share one (1) PubCo Share (the “Merger Consideration”), which PubCo shall cause to be recorded as in issue in the register of members of PubCo. Following the foregoing each SPAC Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist by virtue of the Merger, and each former holder of SPAC Shares (other than any Excluded SPAC Shares) shall thereafter cease to have any rights with respect to the SPAC Shares, except as provided herein or by Applicable Law. PubCo shall use reasonable best efforts to cause the PubCo Shares to be issued pursuant to this Section 2.5 to be recorded as issued in the register of members of PubCo at the Effective Time.

(c) SPAC Warrants. Pursuant to the terms of the Assignment and Assumption of Warrant Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder each whole SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall be assumed by PubCo and will be converted into one PubCo Warrant, exercisable in accordance with the terms of the Assignment and Assumption of Warrant Agreement. At the Effective Time, the SPAC Warrants shall cease to be exercisable into SPAC Shares and shall automatically be exercisable only into PubCo Shares. Each of the PubCo Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrants, except they shall represent the right to acquire PubCo Shares in lieu of SPAC Shares. At or prior to the Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Shares for issuance upon the exercise of such PubCo Warrants.

(d) Merger Sub Shares. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Shares”) that is issued and outstanding immediately prior to the Effective Time shall automatically convert into one (1) share of common stock, par value $0.01 per share, of the Surviving Company. The shares of common stock of the Surviving Company shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Company.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.5, none of the Parties or the Surviving Company or the Exchange Agent shall be liable to any Person for any amount properly paid to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Applicable Law. Any portion of the Merger Consideration remaining unclaimed by SPAC Stockholders immediately prior to such time when the amounts would otherwise escheat to, or become property of, any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of PubCo free and clear of any claims or interest of any Person previously entitled thereto.

(f)   Excluded SPAC Shares. Each SPAC Share held in SPAC’s treasury or owned by the Company, PubCo or Merger Sub or any other wholly-owned subsidiary of the Company or SPAC immediately prior to the Effective Time (each, an “Excluded SPAC Share”) shall be cancelled and shall cease to exist, and no consideration shall be paid or payable with respect thereto.

(g) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or stock distribution (including any dividend or distribution of securities convertible into SPAC Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Shares occurring on or after the date hereof and prior to the Closing.

Section 2.6 No Further Ownership of SPAC Shares. All Merger Consideration delivered or issued upon the exchange of SPAC Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Share and there shall be no further registration of transfers on the register of stockholders of SPAC of the SPAC Share and that were issued and outstanding immediately prior to the Effective Time.

Section 2.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors (or their designees) of the Surviving Company are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article III
Share Exchange

Section 3.1 Share Exchange. Upon the terms and subject to the conditions of this Agreement, immediately before the Effective Time, EUR shall sell and transfer all issued Company Ordinary Shares and other Equity Interests (whether outstanding, vested or otherwise) of the Company to PubCo, in consideration for (a) the issuance of the Closing Share Consideration at Closing and (b) the issuance of Earnout Consideration (subject to the satisfaction of the relevant conditions in Section 3.2) after Closing; provided, however, no fraction of a PubCo Share will be issued by virtue of the Share Exchange, and to the extent EUR would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that otherwise would be received by EUR), EUR shall instead be entitled to receive such number of PubCo Shares to which EUR would otherwise be entitled, rounded up or down to the nearest whole PubCo Share. PubCo shall use reasonable best efforts to cause the PubCo Shares to be issued pursuant to this Section 3.1 to be issued in the register of members of PubCo at the time of the Share Exchange.

Section 3.2 Earnout Shares.

(a) In the event that, during the five (5) year period following the Closing Date (the “Earnout Period”), the VWAP per PubCo Share is greater than or equal to $15.00 (the “First Earnout Milestone Price”) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) Trading Day) issue or cause to be issued to EUR an additional number of PubCo Shares equal to 5% of the Closing Share Consideration (“First Level Contingent Share Consideration”). Further, in the event that the VWAP per PubCo Share is greater than or equal to $20.00 (the “Second Earnout Milestone Price”, together with the First Earnout Milestone Price, the “Earnout Milestone Prices”) for any twenty (20) Trading Days within any thirty (30) Trading Day period during the Earnout Period, PubCo shall promptly (and in any event within five (5) Business Days of such twentieth (20th) Trading Day) issue or cause to be issued to EUR an additional number of PubCo Shares equal to 5% of the Closing Share Consideration (“Second Level Contingent Share Consideration”).

(b) The First Level Contingent Share Consideration, the Second Level Contingent Share Consideration, the First Earnout Milestone Price and the Second Earnout Milestone Price shall be equitably adjusted to reflect appropriately the effect of any share split, division of shares, split-up, combination of shares, reverse share split, bonus share issuance or share distribution (including any dividend or distribution of securities convertible into PubCo Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to PubCo Shares occurring on or after the date hereof and prior to the time such consideration is delivered to EUR.

(c) If a Change of Control of PubCo occurs during the Earnout Period and the value of the consideration to be received by holders of PubCo Shares in such transaction is above the First Earnout Milestone Price, then, any First Level Contingent Share Consideration that has not been previously issued by PubCo (whether or not previously earned) will be deemed earned and immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue or cause to be issued to EUR the First Level Contingent Share Consideration. In the event that during the Earnout Period, there is a Change of Control of PubCo and the value of the consideration to be received by holders of PubCo Shares in such transaction is above the Second Earnout Milestone Price, then, any Second Level Contingent Share Consideration that has not been previously issued by PubCo (whether or not previously earned) will be deemed earned and immediately prior to the consummation of such Change of Control, to the extent not previously paid, PubCo shall issue or cause to be issued to EUR the Second Level Contingent Share Consideration. For the purposes of this Agreement, a “Change of Control” shall be deemed to occur, as determined by a majority of the disinterested independent directors of the Post-Closing PubCo Board, with respect to PubCo upon:

(i)   a sale, lease, license or other disposition, in a single transaction or a series of related transactions, directly or indirectly, of fifty percent (50%) or more of the assets of PubCo and its direct or indirect Subsidiaries, taken as a whole, to a Person other than EUR or any of its Affiliates;

(ii)     a takeover, scheme of arrangement, merger, consolidation or other business combination of PubCo resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than EUR or any of its Affiliates, acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of PubCo or the surviving Person outstanding immediately after such combination; or

(iii)   any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than EUR or any of its Affiliates, obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of PubCo representing more than fifty percent (50%) of the voting power of the capital stock of PubCo entitled to vote for the election of directors of PubCo.

(d) PubCo shall monitor the VWAP of PubCo Shares on Nasdaq on each Trading Day during the Earnout Period and, as soon as practicable (and in any event within ten (10) Business Days) after an Earnout Milestone Price is achieved, will prepare and deliver to the Post-Closing PubCo Board for approval a written statement (each, an “Earnout Statement of PubCo”) that sets forth the VWAP of PubCo Common Stock on Nasdaq and PubCo’s determination that an Earnout Milestone Price has been achieved in accordance with the terms of this Section 3.2. An Earnout Statement of PubCo shall be deemed final if it is approved by a majority of the disinterested independent directors of the Post-Closing PubCo Board. If there is such a final determination in accordance with this Section 3.2(d) that the EUR Shareholders are entitled to receive Earnout Shares for the Company having achieved an Earnout Milestone Price, the applicable number of Earnout Shares will be due upon such final determination and PubCo will issue such Earnout Shares within ten (10) Business Days thereafter.

(e) Following the Closing (including during the Earnout Period), PubCo and its Subsidiaries will be entitled to (i) operate their respective businesses in accordance with their respective business requirements, and (ii) make changes at their sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including changes that may have an impact on the share price of PubCo Shares and the ability of EUR to earn the Earnout Shares, and EUR will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such changes. Notwithstanding the foregoing, PubCo shall not, and shall cause its Subsidiaries not to, take or omit to take any action that is in bad faith or has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestone Prices.

(f)   PubCo shall, at all times, maintain sufficient authority to permit PubCo to satisfy its share issuance obligations set forth in Section 3.2(a) and shall take all actions required to maintain such authority. PubCo shares issued to satisfy PubCo’s share issuance obligations set forth in Section 3.2(a) shall be issued for consideration other than cash and may be treated by PubCo as issued in respect of a required adjustment to the consideration paid for PubCo Shares in relation to which such share issuances are made.

(g) The right of EUR to receive any portion of the Earnout Consideration: (i) does not give EUR dividend rights, voting rights, liquidation rights, rights to participate in surplus assets of PubCo upon its liquidation, preemptive rights or other rights of shareholders of PubCo or any ownership rights in the assets of PubCo; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferable by EUR, except (A) pursuant to an Order or (B) without consideration in connection with the dissolution, liquidation or termination of EUR; provided, that any such transferee(s) shall be bound by the terms of this Section 3.2; (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the contingent right to receive the consideration set forth in this Section 3.2.

Article IV
Representations and Warranties of the Company,
PubCo and Merger Sub

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to SPAC in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company, PubCo and Merger Sub hereby represent and warrant to SPAC as follows:

Section 4.1 Organization and Qualification. Each of the Company, PubCo and Merger Sub has been duly registered, incorporated, organized or formed and is validly existing as a company in good standing under the laws of the jurisdiction in which it was formed or incorporated. Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company, PubCo and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which such properties and assets are owned, leased or operated by it or in which the nature of the business conducted by it makes such qualification or licensing necessary, except for such licenses or qualifications the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, PubCo and Merger Sub is in violation of any of the provisions of its respective Organizational Documents. Complete and correct copies of the Organizational Documents of the Company, PubCo and Merger Sub, as amended and in full force and effect as of the date of this Agreement, have been made available to SPAC.

Section 4.2 Company Subsidiaries.

(a) The Company’s Subsidiaries, together with their (i) jurisdiction of incorporation or organization, as applicable, (ii) authorized shares or other equity interests (if applicable), and (iii) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed, incorporated, registered or organized and is validly existing under the Applicable Law of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted. No Company Subsidiary is in violation of any of the provisions of such Company Subsidiary’s Organizational Documents or of any of the provisions of rulings issued by any Governmental Entity. Complete, valid and correct copies of the Organizational Documents and recent corporate certificates of each Company Subsidiary have been made available to SPAC.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or assets or the character of its business activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.3 Capitalization.

(a) As of the date hereof, the Company is authorized to issue 50,000 Company Ordinary Shares, of which 100 Company Ordinary Shares are issued; PubCo is authorized to issue 200,000,000 PubCo Shares, of which 100 PubCo shares are issued; and the authorized share capital of Merger Sub is 100 Merger Sub Shares, of which ten (10) Merger Sub Shares are issued and outstanding. After giving effect to the Share Exchange, PubCo shall own all of the issued and outstanding Equity Interests of the Company free and clear of any Liens other than those imposed by applicable securities Laws. EUR has good and valid title to and is the sole and exclusive legal and beneficial owner of all of the Equity Interests of the Company, all of which Equity Interests of the Company are owned by EUR free and clear of any Liens other than those imposed by Applicable Laws. All of the issued and/or outstanding Company Ordinary Shares, PubCo Shares and Merger Sub Shares have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights. Each Company Ordinary Share, PubCo Share and Merger Sub Share has been issued in compliance in all material respects with: (x) Applicable Law; and (y) the Organizational Documents (as in effect at the time of such issuance) of the Company, PubCo or Merger Sub, as applicable.

(b) Other than the Company Ordinary Shares, PubCo Shares and Merger Sub Shares set forth in Section 4.3(a), there are no outstanding (i) shares, capital stock, equity, voting interests (including bonds, debentures, notes, or other debt securities the holders of which have the right to vote with the shareholders), stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights, (ii) Company Convertible Securities, or (iii) other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of any of the foregoing securities or interests (the items in clauses (i) through (iii) collectively, “Equity Interests”) of the Company, PubCo or Merger Sub, and there are no agreements of any kind which may obligate the Company, PubCo or Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any Equity Interests (other than this Agreement and the other Transaction Agreements). Except as set forth in this Agreement and the other Transaction Agreements, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to any Equity Interests of the Company, PubCo or Merger Sub.

(c) The issued and/or outstanding Equity Interests of each of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. No Subsidiary of the Company has any limitation, whether by Contract, Order or Applicable Law, on its ability to make any distributions or dividends to is equity holders or repay any debt owed to another Group Company. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. The Company owns of record, beneficially and exclusively all the issued and/or outstanding Equity Interests of each Company Subsidiary free and clear of any Liens other than (i) as may be set forth on Schedule 4.3(c) of the Company Disclosure Letter, (ii) any restrictions on sales of securities under applicable securities laws, and (iii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other Equity Interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other Equity Interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other Equity Interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other Equity Interests). Except for the Equity Interests of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or other Equity Interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) Except as provided for in this Agreement and the other Transaction Agreements and except as set forth in Schedule 4.3(d) of the Company Disclosure Letter, as a result of the consummation of the Transactions, no shares, share capital, warrants, options or other Equity Interests of the Company, PubCo or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.4 Due Authorization. Each of the Company, PubCo and Merger Sub has all requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, if and as applicable, the Merger and the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5. The execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by the respective board of directors (or sole director, as applicable) of the Company, PubCo and Merger Sub and the Merger Sub Stockholder Approval, as required by Applicable Law, no other corporate proceeding on the part of the Company, PubCo or Merger Sub is necessary to authorize this Agreement. This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by the each of the Company, PubCo and Merger Sub and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of each of the Company, PubCo and Merger Sub (as applicable) enforceable against the Company, PubCo and Merger Sub (as applicable) in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (whether considered in a proceeding at law or in equity) (collectively, the “Remedies Exception”).

Section 4.5 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by each of the Company and, to the Knowledge of the Group Companies, PubCo and Merger Sub of the transactions contemplated hereby) and the other Transaction Agreements to which each of the Company, PubCo and Merger Sub is a party by the Company, PubCo and Merger Sub does not and will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent or notification under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i), (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by each of the Company, PubCo and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by each of the Company, PubCo and Merger Sub does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, approvals, authorizations, designations, declarations, filings or notifications, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which any of the Group Companies is qualified to do business, including any required foreign direct investment filings and merger control filings under Applicable Laws in Key Jurisdictions; (iii) the filing of the Certificate of Merger in accordance with the DGCL; and (iv) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.

Section 4.6 Legal Compliance; Approvals.

(a) Each of the Group Companies has at all times complied in all respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No written or, to the Knowledge of the Group Companies, oral notice of material non-compliance with any Applicable Law has been received by any of the Group Companies.

(b) None of the Group Companies is insolvent, or subject to any bankruptcy, insolvency, moratorium or similar proceedings under Applicable Law.

(c) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities and/or third Persons (if applicable) (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and is, to the Knowledge of the Group Companies, in material compliance with all terms and conditions of such Approvals, in each case, except where the failure to have such Approvals or be in material compliance therewith would not be expected to have a Company Material Adverse Effect. No Legal Proceeding is pending or, to the Knowledge of the Group Companies, threatened in writing, to suspend, revoke, withdraw, modify or limit any such Approval.

Section 4.7 Company Financial Statements.

(a) As used herein, the term “Company Financial Statements” means (i) the audited consolidated financial statements of the Group Companies (including any related notes thereto), consisting of the consolidated balance sheets as of June 30, 2022 and June 30, 2021 and the consolidated statements of comprehensive income, statement of changes in shareholder equity and cash flow statements for each of the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financials”) and (ii) once available and delivered by the Company, any additional reviewed and unaudited consolidated financial statements of the Group Companies (the “Additional Unaudited Financials”). The Company Financial Statements, when delivered by the Company: (i) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Group Companies as of the times and for the periods referred to therein, (ii) will have been prepared in accordance with IFRS, consistently applied throughout and among the periods involved, (iii) when included in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC, in each case, as in effect as of the respective dates thereof, and (iv) will fairly present in all material respects the consolidated financial position of the Group Companies as of the respective balance sheet dates and the consolidated results of the operations and cash flows of the Group Companies for the periods indicated in accordance with IFRS. No Group Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company has established and maintained a system of internal control over financial reporting that is sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Group Companies are being executed and made only in accordance with appropriate authorizations of management of the Company and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets. To the Knowledge of the Group Companies, the Company, has not been the subject of an independent auditor of the Company identified or been made aware of any significant deficiency or material weakness in the internal controls over the financial reporting utilized by the Company.

Section 4.8 No Undisclosed Liabilities. There is no Liability (absolute, accrued, contingent or otherwise) of the Company and/or the other Group Companies except for Liabilities: (a) provided for in, or otherwise reflected or reserved for on, the Company Financial Statements or disclosed in the notes thereto; (b) that have arisen since June 30, 2021 in the Ordinary Course of Business of the Company; (c) incurred in connection with the transactions contemplated by this Agreement; or (d) which would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement and as may be listed on Schedule 4.9 of the Company Disclosure Letter, between June 30, 2021 and the date of this Agreement, (a) each of the Group Companies has conducted its business in the Ordinary Course of Business, except as required by Applicable Law (including COVID-19 Measures) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, and (b) there has not been (i) any change, event, state of facts, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or (ii) any action taken or agreed upon by any Group Company that would be prohibited by Section 7.1(g), (h), (k), (m), (o), (p), (q) or (r) if such action were taken on or after the date hereof without the consent of the Company.

Section 4.10 Litigation. As of the date hereof there are, and in the past three (3) years there have been, except as would not reasonably be expected to have a Company Material Adverse Effect and as may be listed on Schedule 4.10 of the Company Disclosure Letter: (a) no Legal Proceedings pending or, to the Knowledge of the Group Companies, threatened in writing against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of the Group Companies, threatened in writing to the Group Companies, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; and (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party.

Section 4.11 Company Benefit Plans.

(a) Schedule 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material Benefit Plan of any Group Company (each a “Company Benefit Plan”).

(b) With respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of the current plan documents and written descriptions of any material Company Benefit Plans which are not in writing, and all material communications in the past three (3) years with any Governmental Entity concerning any matter that is still pending or for which a Group Company has any outstanding material Liability.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all Applicable Law, and has been maintained, where required, in good standing in all material respects with all competent public authorities and Governmental Entities and any other third party involved (e.g. insurance companies etc.); (ii) no Legal Proceeding that would result in a material Liability to the Group Companies is pending or, to the Knowledge of the Group Companies, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iii) all contributions, premiums and other payments required to be made with respect to a Company Benefit Plan have been timely made.

(d) Except as set forth in Schedule 4.11(d) of the Company Disclosure Letter, the authorization, execution and delivery of this Agreement, or the consummation of the Transactions will not: (i) entitle any individual to severance pay, unemployment compensation, bonus or other benefits or compensation under any Company Benefit Plan or under any Applicable Law; (ii) accelerate the time of payment or vesting, or materially increase the amount of, any compensation or benefits in respect of any current or former director, employee or independent contractor of a Group Company; (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (iv) otherwise give rise to any material liability under any Company Benefit Plan; (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Effective Time.

Section 4.12 Labor Relations.

(a) Except as would not reasonably be expected to result in material liability to the Group Companies, (i) each Group Company has paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and (ii) no Group Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any Applicable Law, custom, trade or practice.

(b) Except as set forth in Schedule 4.12(b) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against any Group Company pending or, to Knowledge of the Group Companies, threatened in writing, based on, arising out of, in connection with or otherwise relating to the employment or any other type of engagement (e.g. through a services agreement or through a third party provider), termination of employment, misclassification claim or failure to employ by any Group Company, of any individual, except for those which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.

(c) The Group Companies have provided the SPAC with a list containing (i) name, (ii) job title, (iii) hire or retention date, (iv) current base salary or wage rate, and (v) the terms of any commission, bonus or other incentive-based compensation of each Group Company employee as of the date hereof.

(d) No current executive officer of any Group Company has provided any Group Company with written notice, written or oral, of his or her plan to terminate his or her employment with any Group Company in connection with transactions contemplated by this Agreement. .

(e) The Group Companies have at all times been, in compliance with all Applicable Law relating to the employment of labor, including as relating to wages (including minimum wage and overtime), fringe benefits, social benefits, hours and days of work (including, for the avoidance of doubt, providing overwork/overtime, working during rest days and holidays), protection of employees’ rights in case of business transfer, enforcement of labor laws, child labor, discrimination, equal treatment, sexual harassment, civil rights, immigration, withholdings and deductions and payments, classification and payment of employees, independent contractors, and consultants, employment equity, collective bargaining, employment practice, occupational health and safety, remote work arrangements and reimbursements of respective costs, workers’ compensation, and immigration, submission of filings and notifications to the authorities, employer’s information/consultation obligations towards the personnel, except for instances of noncompliance which, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Group Companies.

(f)   Except as would not unreasonably be expected to result in material liability to the Group Companies, the transactions contemplated by this Agreement will not cause any employee of any Group Company to be terminated and will not trigger any Applicable Law requiring severance payments to employees or minimum notice requirements prior to termination of employment.

(g) No Group Company is a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union, works council or other labor organization. No employees of any Group Company are represented by any labor union, works council or other labor organization. In the past three (3) years, except as would not reasonably be expected to result in any material liability to the Group Companies, taken as a whole, there have been no strikes, work stoppages, slowdowns, lockouts, arbitrations, or grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) pending, or, to the Knowledge of the Group Companies, threatened in writing against or involving any Group Company involving any employee or independent contractor of any Group Company. Additionally, to the Group Companies’ Knowledge, there has been no effort of campaign to unionize the employees of any Group Company in the past three (3) years.

(h) The Group Companies have provided a list of all independent contractors (including consultants) currently engaged by any Group Company, along with the position, the entity engaging such Person, rate of remuneration for each such Person. Except as would not reasonably be expected to result in material liability to the Group Companies, for the purposes of Applicable Law, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Company have been correctly classified as independent contractors.

(i)   Each Group Company has maintained for the last three (3) years and currently maintains adequate insurance as required by Applicable Law with respect to workers’ compensation claims, family, maternity, or paternity leave, and unemployment benefits claims, except as would not reasonably be expected to result in material liability to the Group Companies.

Section 4.13 Real Property.

(a) No Group Company owns, or has owned, any real property.

(b) Schedule 4.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, all real property leased, subleased, licensed or otherwise occupied by the Group Companies (the “Leased Real Property”). The Company or one of the Company Subsidiaries has a valid, binding and enforceable leasehold estate or equivalent interest in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, and such leasehold estates and equivalent interests are held free and clear of all Liens (other than Permitted Liens). Each of the leases, subleases, license agreements, occupancy agreements and documents related to any Leased Real Property and to which a Group Company is a party, including all amendments and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”): (i) are in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of such Group Company party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. All Group Companies have complied in all material respects with all obligations expressly undertaken by the Group Companies both under the Company Real Property Leases they have directly entered into with regard to the Leased Real Properties and under the agreements the Group Companies’ sublessors have entered into with overlandlords with respect to any subleased Leased Real Property.

(c) No Leased Real Property, or any portion thereof, is currently leased, sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of any Group Company, threatened in writing with respect to any Leased Real Property or portion thereof, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by the Group Companies have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with IFRS. All such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have timely paid all material amounts of Taxes which are due and payable (regardless of whether shown on a Tax Return), other than such Taxes being contested in good faith and for which appropriate reserves have been established in accordance with IFRS.

(c) The Group Companies have complied in all material respects with all Applicable Laws relating to the withholding, reporting and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Law to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or, to the Knowledge of the Group Companies, threatened in writing against any Group Company with respect to any Taxes due from such entities. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of any Group Company. No Group Company is currently contesting any material Tax liability of any Group Company before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of the assets of the Group Companies.

(f)   None of the Group Companies has requested or has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law.

(g) None of the Group Companies has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(h) None of the Group Companies has been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(i)   The Group Companies are not liable and will not be liable at any time after the Closing Date for any material Tax liability of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Applicable Law), or as a transferee or successor, or by Contract (other than a customary commercial Contract not primarily related to Taxes).

(j)   No Group Company has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state, local, or non-U.S. income tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries and other than as set forth in Schedule 4.14(j) of the Company Disclosure Letter.

(k) At no time within the past 12 months has a claim been made in writing by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction which claim has not been dismissed, closed or otherwise resolved.

(l)   Each Group Company is a Tax resident only in its jurisdiction of formation.

(m)    There are no Tax indemnification agreements or Tax Sharing Agreements under which any Group Company could be liable after the Closing Date for any Tax liability of any Person other than a Group Company, except for customary commercial Contracts or other agreements, in each case, that do not relate primarily to Taxes.

(n) To the Knowledge of the Group Companies, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.

Section 4.15 Intellectual Property and the Group Company IT Systems.

(a) Schedule 4.15(a) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) all Owned Intellectual Property that is the subject of an application, filing, issuance, registration or other document filed with or issued or recorded by any Governmental Entity, quasi-Governmental Entity, independent legal entity established by local or foreign law or domain name registrar (collectively, the “Registered Intellectual Property”); (ii) any other material unregistered Owned Intellectual Property. The Registered Intellectual Property (excluding any pending applications included in the Registered Intellectual Property) has not been deemed by a Governmental Entity in writing to be invalid or unenforceable and such has not been canceled or abandoned and has been maintained in full force and effect, subject to any expiration of term under Applicable Law. The Group Companies, have duly recorded all changes in any Registered Intellectual Property (e.g. changes of address, ownership, representative and any other change) before all competent Governmental Entities by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No Legal Proceedings (including any interferences, cancellation proceedings, oppositions, or other contested proceedings) are pending or, to the Knowledge of the Group Companies, threatened, against the Group Companies, with respect to any such item of Registered Intellectual Property. To the Knowledge of the Group Companies, all Registered Intellectual Property is valid, enforceable, in full force and effect. No Registered Intellectual Property (i) has been cancelled, expired, abandoned or made subject a right in rem or (ii) is subject to any outstanding judgment, settlement, or order restricting or impairing in any material respect the use thereof.

(b) The Group Companies (i) are the exclusive legal and beneficial owner of, and possess, the entire right, title and interest in and to all Owned Intellectual Property, and (ii) have the right to use pursuant to a valid written license, sublicense, or other written Contract or other lawful right, all other Licensed Intellectual Property and Company IT Systems used in or necessary to conduct the business of the Group Companies as currently conducted, in each case, free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Group Companies, none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts of consideration as a result of) the execution, delivery or performance of this Agreement or any other Transaction Agreement, nor the consummation of any of the Transactions.

(c) Except as set forth on Schedule 4.15(c) of the Company Disclosure Letter, there is no, nor has there been any in the past four (4) years, Legal Proceeding pending against the Group Companies, nor to the Knowledge of the Group Companies, has any such Legal Proceeding been threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Group Companies either (A) alleging the Group Companies’ or the conduct or operation of their respective business’s (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) infringement, misappropriation or other violation of any Intellectual Property of any third Person; or (B) challenging the ownership, use, registrability, patentability, validity, or enforceability of any Owned Intellectual Property. To the Knowledge of the Group Companies, no Group Company nor the conduct or operation of their respective businesses (including the use, marketing, licensing, sale, offering for sale, importation, distribution, or commercialization of their products and services and the use of the Owned IP) as currently conducted, or as conducted in the past four (4) years (i) infringes, misappropriates, or violates the Intellectual Property of any Person, or (ii) constitutes unfair competition or trade practices. To the Knowledge of the Group Companies, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property and no such claims have been made or threatened in writing against any Person in a written notice sent by any of the Group Companies to any such Person.

(d) Except as set forth on Schedule 4.15(d) of the Company Disclosure Letter, each past and present employee or contractor of any of the Group Companies who has contributed to the creation or development of any material Intellectual Property during the course of employment or engagement with the applicable Group Company has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Group Company all of such Person’s rights, title and interest in and to all such material Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such material Intellectual Property. To the Knowledge of the Group Companies, no such Person is in violation of any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to protect and maintain the secrecy, confidentiality and value of each material item of Owned IP. All material Trade Secrets of the Group Companies have been maintained in confidence in accordance with reasonable protection procedures that are reasonably consistent with current industry standard to protect rights of like importance. To the Knowledge of the Group Companies, no Trade Secret of any of the Group Companies has been disclosed other than subject to a written agreement sufficiently restricting the disclosure and use of such Trade Secret and, to the Knowledge of the Group Companies, no such Person to whom a material Trade Secret of any of the Group Companies has been so disclosed is in violation of any such agreement.

(f)   The Group Companies have taken commercially reasonable measures, which are consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company IT Systems are in good working condition and are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted. In the past four (4) years, to the Knowledge of the Group Companies, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other substantial impairment of the Company IT Systems that has resulted or is reasonably likely to result in material disruption or damage to the business of any Group Company and that has not been remedied in all material respects. The Group Companies have implemented commercially reasonable data storage, malware protection, server patch, intrusion detection, system redundancy and disaster avoidance policies and procedures, as well as a commercially reasonable business continuity plan, in each case which are consistent with customary industry practices and applicable regulatory standards. To the Knowledge of the Group Companies, the Company IT Systems and Software constituting Owned Intellectual Property do not contain any Unauthorized Code, Self-Help Code, bugs, faults or other devices, errors, malware “viruses,” contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems, except as disclosed in their documentation or (ii) enable or assist any Person to access without authorization any Company IT Systems or any such Software.

Section 4.16 Privacy and Data Security. Except as set forth on Schedule 4.16 of the Company Disclosure Letter:

(a) Each of the Group Companies and, to the Knowledge of the Group Companies, any Processor, to the extent such Processor was Processing Personal Information on behalf of any Group Company, has at all times materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ obligations regarding Personal Information and information security under any Contracts; and (iii) any mandatory industry standards and guidelines related to privacy, information security or data security. None of the Group Companies has received any written notice of, nor, to the Knowledge of the Group Companies, has there been any threat of, any investigation, audit, complaint or claim relating to any (A) Group Company’s use of Personal Information, (B) violation of any Privacy Laws, (C) Personal Information Breaches, or (D) Group Company’s Contractual obligations relating to Personal Information or information security; and none of the Group Companies has reason to believe that any such notice is likely to be received.

(b) Each of the Group Companies has implemented and maintained, and required that its third party vendors and Processors implement and maintain, commercially reasonable policies and business continuity and technical and organizational security designed to protect the confidentiality, integrity and availability of the Company IT Systems and Personal Information, business proprietary or sensitive information, in its possession, custody, or control, including against loss, theft, misuse or unauthorized Processing, access, use, modification or disclosure.

(c) To the Knowledge of the Group Companies, (i) there have been no breaches, security incidents, misuse of, or unauthorized Processing of, access to, or disclosure of, any Personal Information (each a “Personal Information Breach”) in the possession, custody, or control of any of the Group Companies, (ii) none of the Group Companies have experienced any information security incident that has materially compromised the integrity or availability of the Company IT Systems, Personal Information or other data thereon, and (iii) none of the Group Companies have provided or been legally required to provide any notices to any Person in connection with any Personal Information Breach or other information security incident.

Section 4.17 Agreements, Contracts and Commitments.

(a) Schedule 4.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each of the following Contracts to which any of the Group Companies is a party, other than any Company Benefit Plan and the Transaction Agreements, each as required for the business as presently conducted:

(i)   Each Contract with a Top Supplier;

(ii)     Each note, debenture, other evidence of Indebtedness, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies having an outstanding principal amount, in each case, in excess of Five Hundred Thousand Dollars ($500,000), other than a Permitted Lien, or any such note, debenture or other evidence of indebtedness under which any Person (other than a Group Company) has directly or indirectly guaranteed Indebtedness of any Group Company;

(iii)   Each Contract for the acquisition or the disposition of any material assets, properties or business divisions entered into by any of the Group Companies involving consideration in an amount in excess of Five Hundred Thousand Dollars ($500,000), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the Ordinary Course of Business) occurring in the last two (2) years;

(iv)    Each Contract evidencing an outstanding obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(v) Each joint venture Contract, partnership agreement, profit-sharing, or limited liability company agreement with a third party (in each case, other than with respect to wholly-owned Company Subsidiaries) or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(vi)    Each Contract (other than those made in the Ordinary Course of Business) that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to: (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; (C) solicit customers; including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (D) to purchase or acquire an interest in any other Person;

(vii) Each Contract by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Group Companies under such Contract or Contracts of at least $100,000 per year or $250,000 in the aggregate;

(viii) Each Contract that obligates the Group Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $300,000;

(ix) Each Contract that is between any Group Company and any directors, officers or employees of a Group Company that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by, or triggered by the consummation of the Transactions;

(x) Each Contract that obligates the Group Companies to make any capital commitment or expenditure in excess of $300,000 (including pursuant to any joint venture);

(xi) Each Contract that relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Group Company has outstanding obligations (other than customary confidentiality obligations);

(xii) Each Contract that provides another Person (other than another Group Company or any manager, director or officer of any Group Company) with a power of attorney;

(xiii) Each Contract (other than those made in the Ordinary Course of Business): (A) providing for the grant of any preferential rights to purchase or lease any tangible asset of the Group Companies; or (B) providing for any exclusive right to sell or distribute any material product or service of any of the Group Companies;

(xiv) Each Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xv) Each IP Contract; and

(xvi) Each Contract that is otherwise material to any Group Company and not described in clauses (i) through (xv) above.

(b) All Company Material Contracts (i) are in full force and effect, subject to the Remedies Exception and (ii) represent the valid and binding obligations of a Group Company party thereto and, to the Knowledge of the Group Companies, represent the valid and binding obligations of the other parties thereto, in each case, subject to the Remedies Exception. The consummation of the Transactions will not affect the validity or enforceability of any Company Material Contract. True, correct and complete copies of all written Company Material Contracts have been made available to SPAC. None of the Group Companies nor, to the Knowledge of the Group Companies, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Group Companies, oral claim or notice of any such breach, default or event, which individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. No Group Company has received written or, to the Knowledge of the Group Companies, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect any Group Company in any material respect. No Group Company has waived any material rights under any Company Material Contract.

Section 4.18 Insurance.

(a) Schedule 4.18(a) of the Company Disclosure Letter lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Group Company relating to a Group Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the SPAC (collectively, the “Insurance Policies”). The Group Companies have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement. All premiums due and payable under all such Insurance Policies have been timely paid and the Group Companies are otherwise in material compliance with the terms of such Insurance Policies. Each such Insurance Policy is legal, valid, binding, enforceable and in full force and effect. No Group Company has any self-insurance or co-insurance programs. In the past five (5) years, no Group Company has received any written notice from, or on behalf of, any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such insurance policies due and payable as of the date hereof have been paid.

(b) Schedule 4.18(b) of the Company Disclosure Letter identifies each individual pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice), which individually or in the aggregate, would reasonably be expected to exceed $25,000.

Section 4.19 Transactions with Related Persons. Except as set forth on Schedule 4.19 of the Company Disclosure Letter and other than the Transaction Agreements, as of the Closing, no Group Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Group Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is a party to any transaction with a Group Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Group Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Group Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.19 of the Company Disclosure Letter and to the extent not terminated at the Closing, no Group Company has outstanding any Contract or other arrangement or commitment with any Related Person, and as of the Closing, no Related Person owns any real property or Personal Property, or tangible right which is used in the business of any Group Company. As of the Closing, the assets of the Group Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Group Companies do not include any payable or other obligation or commitment to any Related Person.

Section 4.20 Business Activities. Since its incorporation, neither PubCo nor Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination.

Section 4.21 Information Supplied. None of the information relating to the Group Companies supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus and EUR Circular will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus or EUR Circular is mailed to the SPAC Stockholders or EUR Shareholders (the “EUR Shareholders”), as applicable, or at the time of the SPAC Stockholders’ Meeting or EUR Shareholders’ Meeting, as applicable, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Group Companies make no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement /Prospectus or EUR Circular in reliance upon and in conformity with information furnished in writing to the Group Companies by or on behalf of SPAC or the Sponsor specifically for inclusion in the Registration Statement, Proxy Statement/Prospectus or EUR Circular and (ii) any forward-looking statements supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus or EUR Circular.

Section 4.22 Absence of Certain Business Practices. At all times: (a) the Group Companies, and, to the Knowledge of the Group Companies, each of its directors, officers, and employees or other Persons acting on its behalf, in each case, in connection with the operation of the business of the respective Group Company, have been in compliance with all applicable Specified Business Conduct Laws and have not knowingly engaged in any activity that would reasonably be expected to result in the Company becoming the subject or target of any sanctions administered by the U.S., Austria, Australia, British Virgin Islands or European Union; and (b) none of the Group Companies has (i) received written notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to, any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Group Companies, threatened in writing, Legal Proceeding or investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors, nor to the Knowledge of the Group Companies, any of their respective officers, employees, or agents is (a) owned fifty (50) percent or more by Persons that are: (i) the subject or target of any sanctions or the target of restrictive export controls administered by the U.S., Austria, Australia, British Virgin Islands or European Union, or (ii) located, organized or resident in a country or territory that is the subject of such sanctions (currently the Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria).

Section 4.23 Mining.

(a) Schedule 4.23(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Mining Rights owned, leased, operated or used by the Company or its Subsidiaries or otherwise forming part of the Wolfsberg Lithium Project, and identifies which entity is entitled to each Mining Right, and license number, area, expiry date, granting authority, counter party, and types of minerals covered for each Mining Right.

(b) Each Mining Right is valid, in good standing and is not liable to forfeiture, termination, cancellation or suspension for any reason.

(c) There is no unremedied material breach by the Company and its Subsidiaries, nor has anything occurred or been omitted which would be a material breach by the Company and its Subsidiaries but for the requirement of notice or lapse of time or both, of any statutory requirement or any other conditions relating to each Mining Right.

(d) All rent, royalties and other statutory and contractual payments due in respect of each Mining Right have been paid.

(e) None of the representations and warranties in this Agreement (other than those contained in this Section 4.23) shall be deemed to constitute, directly or indirectly, a representation or warranty by the Company with respect to any matter relating to the Mining Rights, including, without limitation, any representation or warranty that the Company (i) holds the Mining Rights or (ii) is in compliance with the terms, conditions or requirements of any such Mining Rights, and SPAC acknowledges and agrees that the Company makes no such representation or warranty save as expressly provided in this Section 4.23.

Section 4.24 Sufficiency of Assets. To the Knowledge of the Group Companies, the Group Companies own or possess all rights to the assets (tangible or intangible) necessary to conduct the business of the Group Companies, as presently conducted, free and clear of all Liens (other than Permitted Liens).

Section 4.25 Brokers. Other than as described in Schedule 4.25 of the Company Disclosure Letter, no broker, finder, underwriter, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, underwriting discount, finders’ fee, success fee, success premium, any other commission or fee or any increase in fee, for which any Party would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which the Company, PubCo or Merger Sub is a party or the transactions contemplated thereby based upon arrangements made by any of the Group Companies or any of their Affiliates. True, correct and complete copies of all contracts, agreements and arrangements (including engagement letters) between the Company, PubCo or Merger Sub and any Person set forth on Schedule 4.25 of the Company Disclosure Letter have previously been made available to SPAC.

Section 4.26 Takeover Statutes; Anti-Takeover Laws. Prior to the execution of this Agreement, the board of directors of the Company has taken all action necessary so that no restrictive provision of any “business combination,” “fair price,” “moratorium,” “control share acquisition,” “takeover,” “interested shareholder” or other similar anti-takeover Applicable Law is applicable to this Agreement or the Transactions, including the Share Exchange, except as contemplated by this Agreement and as may be listed on Schedule 4.26 of the Company Disclosure Letter.

Section 4.27 Investigation and Reliance. Each of the Company, PubCo and Merger Sub has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by Company, PubCo and Merger Sub together with expert advisors, including legal counsel, that the Company, PubCo and Merger Sub engaged for such purpose. Each of the Company, PubCo and Merger Sub has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information they have requested in connection with their investigation of the SPAC and the Transactions. Each of the Company, PubCo and Merger Sub is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its equity holders, Affiliates or Representatives shall have any liability to the Company, PubCo or Merger Sub or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company, PubCo or Merger Sub or any of its Representatives, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Each of Company, PubCo and Merger Sub acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.

Section 4.28 Top Suppliers. Schedule 4.28 of the Company Disclosure Letter lists, by dollar volume received or paid, as applicable, for each of the twelve (12) months ended on June 30, 2021 and 2022 the five largest suppliers of goods or services to the Group Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Group Company with such suppliers and customers are good commercial working relationships and no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Group Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Group Company or intends to stop, decrease or limit materially its products or services to any Group Company or its usage or purchase of the products or services of any Group Company, (iii) to the Company’s Knowledge, no Top Supplier intends to refuse to pay any amount due to any Group Company or seek to exercise any remedy against any Group Company, (iv) no Group Company has within the past two (2) years been engaged in any material dispute with any Top Supplier, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the ancillary documents will not adversely affect the relationship of any Group Company with any Top Supplier.

Section 4.29 Capital Maintenance Rules. None of the Group Companies is party to any Contract or transaction that violates Austrian Capital Maintenance Rules.

Section 4.30 Books and Records. All of the financial books and records of the Group Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with Applicable Laws.

Section 4.31 Investment Company Act. No Group Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.32 Pre-Feasibility Study. EUR and/or the Company have furnished to the Company a true and correct copy of the pre-feasibility study for the Wolfsberg Lithium Project, dated as of April 5, 2018, and such copy has not been amended, modified or supplemented as of the date hereof.

Article V

Representations and Warranties of SPAC

Except: (i) as disclosed in the SPAC SEC Reports filed with or furnished to the SEC prior to the execution and delivery of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports) excluding disclosures referred to in “Special Note Regarding Forward-Looking Statements,” “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” (or any comparable heading) and any other disclosures therein to the extent they are generally predictive or cautionary in nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the SPAC SEC Reports shall be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.3 (Capitalization), Section 5.4 (Due Authorization), Section 5.10 (Business Activities) and Section 5.21 (Brokers)), and (ii) as set forth in the letter dated as of the date of this Agreement delivered by SPAC to the Company in connection with the execution and delivery of this Agreement (the “SPAC Disclosure Letter”), SPAC represents and warrants to the Company as follows:

Section 5.1 Organization and Qualification.

(a) SPAC is duly incorporated and validly existing and in good standing under the laws of the State of Delaware.

(b) SPAC has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c) SPAC is not in violation of any of the provisions of SPAC’s Organizational Documents. SPAC’s Organizational Documents, as amended to the date of this Agreement, have been made available to the Company and are true, correct and complete.

(d) SPAC is duly qualified or licensed to do business in each jurisdiction where the character of the properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 5.2 SPAC Subsidiaries. SPAC has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 5.3 Capitalization.

(a) As of the date hereof, the authorized capital stock of SPAC consists of (i) 50,000,000 SPAC Shares; and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date hereof, assuming the separation of all SPAC Units, SPAC had 6,270,600 SPAC Shares issued and outstanding and no SPAC Preferred Shares issued or outstanding. All issued and outstanding SPAC Shares have been duly authorized and validly issued, are fully paid and non-assessable under the DGCL and SPAC’s Organizational Documents, not subject to preemptive rights and free and clear of all Liens (other than Permitted Liens).

(b) As of the date hereof, assuming the separation of all SPAC Units, SPAC has issued 7,750,000 SPAC Warrants on the terms and conditions set forth in the Warrant Agreement.

(c) Except for (i) as described in Schedule 5.3(e) of the SPAC Disclosure Letter and (ii) the SPAC Warrants, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which SPAC is a party or by which any of them is bound obligating SPAC to issue, deliver or sell, or cause to be issued, delivered or sold, additional SPAC Shares or any other capital stock of SPAC or any other interest or participation in, or any security convertible or exercisable for or exchangeable into SPAC Shares or any other share capital of SPAC or any other interest or participation in SPAC.

(d) Each issued and outstanding SPAC Share and SPAC Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Law; and (B) SPAC’s Organizational Documents (as in effect at the time such SPAC Share and SPAC Warrant were issued); and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Law, SPAC’s Organizational Documents or any Contract to which SPAC is a party or otherwise bound by. SPAC has never issued any SPAC Preferred Shares.

(e) Except as set forth in Schedule 5.3(e) of the SPAC Disclosure Letter, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.4 Due Authorization.

(a) SPAC has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). Subject to the receipt of the affirmative vote to adopt this Agreement of a majority of the votes cast by the holders of SPAC Shares present in person or represented by proxy at the SPAC Stockholders’ Meeting and entitled to vote thereon, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by SPAC of the Transactions (including the Merger), have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all necessary corporate actions on the part of SPAC, and no other proceedings on the part of SPAC are necessary to authorize this Agreement or the other Transaction Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby, other than approval from the SPAC Stockholders.

(b) The board of directors of SPAC (the “SPAC Board”), as of the date of this Agreement, acting unanimously, has (i) determined that it is in the best interests of SPAC and SPAC Stockholders to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein and declared this Agreement advisable; (ii) approved the execution and delivery of this Agreement by SPAC, the performance by SPAC of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the SPAC Stockholders and (iv) resolved to recommend that the SPAC Stockholders vote in favor of adoption of this Agreement in accordance with the DGCL (the foregoing matters in clause (i) through (iv) collectively, the “SPAC Board Recommendation”).

(c) This Agreement and the other Transaction Agreements to which it is a party has been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their respective terms, subject to the Remedies Exception.

Section 5.5 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5(b), the execution, delivery and performance by SPAC of this Agreement and the other Transaction Agreements to which it is a party and (assuming approval of the SPAC Transaction Proposals from the SPAC Stockholders is obtained) the consummation of the transactions contemplated hereunder and thereunder do not and will not: (i) conflict with or violate SPAC’s Organizational Documents; (ii) conflict with or violate any Applicable Law to which SPAC is subject or by which any property or asset of SPAC is bound; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair its rights under, or give to others any rights of consent, termination, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of SPAC pursuant to, any SPAC Material Contracts, except to the extent that the occurrence of any of the items described in the foregoing clauses (ii) or (iii) would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Assuming the truth of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by SPAC of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, notice, approval, authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a SPAC Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which SPAC is qualified to do business; and (iii) the filing of the Certificate of Merger in accordance with the DGCL. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 5.6 Legal Compliance; Approvals. Since its incorporation, SPAC has complied in all material respects with, and is not in violation of, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except for any such non-compliance or violation that, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect, since the date of its incorporation, no investigation or review by any Governmental Entity with respect to SPAC has been pending or, to the Knowledge of SPAC, threatened in writing and no written or, to the Knowledge of SPAC, oral notice of material non-compliance with any Applicable Law has been received by SPAC. SPAC is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, and is in compliance with all terms and conditions of such Approvals, except where the failure to have such Approvals would not reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.7 SPAC SEC Reports and Financial Statements.

(a) SPAC has timely filed all forms, reports, schedules, statements, certifications and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC under the Exchange Act or the Securities Act since SPAC’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. The SPAC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder. The SPAC SEC Reports did not, at the time they were filed with the SEC (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Reports. To the Knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation. SPAC maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of SPAC, each director and executive officer of SPAC has timely filed with the SEC on a timely basis all statements required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.7(a), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Notwithstanding anything to the contrary, the representation and warranty set forth in the third sentence of this Section 5.7(a) shall take into account any subsequent guidance, statements or interpretations issued by the SEC or the staff of the SEC relating to accounting matters relating to initial public offerings, securities, or expenses of special purpose acquisition companies, including but not limited to the classification of SPAC Shares as permanent or temporary equity (collectively, the “SEC Guidance”), and no correction, amendment restatement, revision, or modification of any of the SPAC SEC Reports relating to or arising from the SEC Guidance shall be deemed to be a breach of the representation and warranty set forth in the third sentence of this Section 5.7(a).

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes contained or incorporated by reference in the SPAC SEC Reports (collectively, the “SPAC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with: (i) GAAP (applied on a consistent basis); and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financial Statements, SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(e) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financial Statements and disclosed, SPAC has established and maintained a system of internal controls over financial reporting. Such internal controls are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of SPAC are being executed and made only in accordance with appropriate authorizations of management of SPAC and (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) that material violations of Applicable Law by any of SPAC’s directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of SPAC will be prevented, detected and deterred. SPAC has not been subject to or involved in any fraud that involves management or other employees, including but not limited to those which have significant role in the internal controls over financial reporting of SPAC. Except as disclosed on Schedule 5.7(e) of the SPAC Disclosure Letter, as of the date of this Agreement, neither SPAC nor, to the Knowledge of SPAC, SPAC’s independent auditors has identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC.

Section 5.8 Absence of Certain Changes or Events. Between its incorporation and the date of this Agreement, no SPAC Material Adverse Effect has occurred and is continuing. Except as contemplated by this Agreement, since the date of incorporation of SPAC there has not been (a) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of SPAC’s capital stock, or any purchase, redemption or other acquisition by SPAC of any of SPAC’s capital stock or any other securities or any options, warrants, calls or rights to acquire any such shares or other securities; (b) any split, combination, or reclassification of any of SPAC’s capital stock; (c) any material change by SPAC in its accounting methods, principals or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Applicable Law; (d) any change in the auditors of SPAC; (e) any issuance of capital stock of SPAC; (f) any revaluation by SPAC of any of its assets, including, without limitation, any sale of assets other than in the Ordinary Course of Business or (g) any action taken or agreed upon by SPAC that would be prohibited by Section 7.2 if such action were taken on or after the date hereof without the consent of the Company.

Section 5.9 Litigation. As of the date hereof, except as would not reasonably be expected to have a SPAC Material Adverse Effect, there are: (a) no pending or, threatened Legal Proceedings against SPAC or any of its properties or assets, or any of the directors or officer of SPAC with regard to their actions as such; (b) no pending or threatened audits, examinations or investigations by any Governmental Entity against SPAC with regard to its actions; (c) no pending or threatened Legal Proceedings by SPAC against any third party; (d) no settlements or similar agreements that imposes any material ongoing obligations or restrictions on SPAC and (e) no Orders imposed or threatened to be imposed upon SPAC or any of its properties or assets or any of its directors or officers with regard to their actions as such.

Section 5.10 Business Activities. Since its incorporation, SPAC has not conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of an initial business combination. There is no Contract or Order binding upon SPAC or to which it is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing). Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions and the Transaction Agreements, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting a “Business Combination” under SPAC’s Organizational Documents.

Section 5.11 SPAC Material Contracts. Except for as described in Schedule 5.11 of the SPAC Disclosure Letter, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Reports.

Section 5.12 SPAC Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZLU.” The issued and outstanding SPAC Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZL.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “SZZLW.” Since November 3, 2021, SPAC has complied in all material respects with the applicable listing requirements of Nasdaq. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Shares or SPAC Warrants or terminate the listing thereof on Nasdaq. None of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Shares or SPAC Warrants under the Exchange Act.

Section 5.13 Undisclosed Liabilities.

(a) As of the date of this Agreement, there is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto.

(b) Schedule 5.13(b) of the SPAC Disclosure Letter sets forth the amount of any accrued and unpaid expenses as of the date of this Agreement.

(c) Schedule 5.13(c) of the SPAC Disclosure Letter sets forth SPAC’s good faith estimate (as of the date of this Agreement) of the amount of its total expenses in connection with the Transactions through the Closing.

Section 5.14 Trust Account.

(a) As of the date hereof and, prior to taking into account any SPAC Stockholder Redemptions, as of the Closing, SPAC has at least One Hundred Fifty Eight Million One Hundred Thousand Dollars ($158,100,000) in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”), effective as of November 3, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement, the obligations of SPAC under this Agreement are not subject to any conditions regarding SPAC’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of SPAC with respect to Continental, is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exception. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or, to the Knowledge of SPAC, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or, to SPAC’s Knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or taxes, (ii) the SPAC Stockholders who shall have elected to redeem their SPAC Shares pursuant to the Organizational Documents of SPAC or (iii) if SPAC fails to complete a business combination within the allotted time period set forth in the Organizational Documents of SPAC and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC (in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of SPAC) and then the SPAC Stockholders). Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay taxes from any interest income earned on the Trust Account; (B) to pay liquidation expenses not to exceed $100,000 from any interest income earned on the Trust Account; and (C) to redeem SPAC Shares in accordance with the provisions of SPAC’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of SPAC, threatened in writing with respect to the Trust Account.

(c) SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Organizational Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Organizational Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. As of the date hereof, assuming the accuracy of the representations and warranties of the other Parties contained herein and the compliance by the other Parties with their respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the release of funds from the Trust Account to SPAC will not be satisfied on the Closing Date.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by SPAC have been timely filed with the appropriate Governmental Entity (taking into account applicable extensions of time to file), except with respect to matters being contested in good faith by appropriate proceeding and with respect to which adequate reserves have been made in accordance with GAAP. All such Tax Returns are true, correct and complete in all material respects.

(b) SPAC has timely paid all material amounts of its Taxes which are due and payable (regardless of whether shown on a Tax Return), other than such Taxes being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

(c) SPAC has complied in all material respects with all Applicable Laws relating to the withholding, reporting and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against SPAC, which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently in progress, pending or threatened in writing against SPAC with respect to any Taxes due from SPAC. There are no waivers, extensions or requests for any waivers or extensions of statute of limitations currently in effect with respect to any material Tax assessment or deficiency of SPAC. SPAC is not currently contesting any material Tax liability before any Governmental Entity.

(e) There are no Liens (other than Permitted Liens) for material amounts of Taxes upon any of SPAC’s assets.

(f) SPAC has not requested, executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of federal, state, provincial or local Applicable Law.

(g) SPAC has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

(h) SPAC has not been a party to any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b).

(i) SPAC is not liable and will not be liable at any time after the Closing Date for any material Tax liability of any Person under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor liability, or by Contract.

(j) Since its incorporation, no claim has been made in writing by any Governmental Entity in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax or required to file Tax Returns in that jurisdiction, which claim has not been dismissed, closed or otherwise resolved.

(k) SPAC is a Tax resident only in its jurisdiction of formation.

(l) There are no Tax indemnification agreements or Tax Sharing Agreements under which the SPAC could be liable after the Closing Date for any Tax liability of any Person, except for customary commercial Contracts or other agreements, in each case, that do not relate primarily to Taxes.

(m) To the knowledge of SPAC, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the applicable Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Information Supplied. The information supplied or to be supplied relating to SPAC for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus and EUR Circular will, when the Registration Statement is declared effective or when the Proxy Statement/Prospectus or EUR Circular (or any amendment or supplement thereto) is first distributed to the SPAC Stockholders or EUR Shareholders, as applicable, or at the time of the SPAC Stockholders’ Meeting or EUR Shareholders’ Meeting, as applicable, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representations or warranties as to (i) the information contained or incorporated by reference in or omitted from the Registration Statement, Proxy Statement/Prospectus or EUR Circular in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the other Parties specifically for inclusion in the Registration Statement, Proxy Statement/Prospectus or EUR Circular and (ii) any forward-looking statements supplied or to be supplied by or on behalf of SPAC in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement, Proxy Statement/Prospectus or EUR Circular.

Section 5.17 Employees; Benefit Plans. Other than as described in the SPAC SEC Reports, SPAC has never had any employees or individual independent contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, as of the date hereof, SPAC has no unsatisfied material liability with respect to any employee or individual independent contractor. SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers, employees or other individual independent contracts. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the transactions contemplated hereunder or thereunder: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.

Section 5.18 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 5.19 Affiliate Transactions. Except as described in the SPAC SEC Reports, no Contract between SPAC, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of SPAC (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing other than any such Contract that is not material to SPAC.

Section 5.20 Investment Company Act; JOBS Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.21 Brokers. Other than as described on Schedule 5.21 of the SPAC Disclosure Letter, no broker, finder, underwriter, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, underwriting discount, finders’ fee, success fee, success premium, any other commission or fee or any increase in fee, for which any Party would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which SPAC is a party or the transactions contemplated thereby based upon arrangements made by SPAC. True, correct and complete copies of all contracts, agreements and arrangements (including engagement letters) between SPAC and any Person set forth on Schedule 5.21 of the SPAC Disclosure Letter have previously been made available to the Company.

Section 5.22 Fairness Opinion. The board of directors of SPAC has received the opinion of Marshall & Stevens Transaction Advisory Services LLC, dated as of the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications and other matters set forth therein, that the Closing Share Consideration to be issued is fair from a financial point of view to the SPAC’s public stockholders.

Section 5.23 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that SPAC has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plans and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its equity holders, Affiliates or Representatives shall have any liability to SPAC or any of its equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms”, management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in any certificate delivered by the Company pursuant to this Agreement. SPAC acknowledges that neither the Company nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

Article VI
Representations and Warranties of EUR

EUR represents and warrants to SPAC as follows:

Section 6.1 Organization and Qualification. EUR has been duly incorporated, organized or formed and is validly existing as a company in good standing under the Laws of Australia. EUR has all requisite corporate power and authority to own, lease and operate all of its assets and properties and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. EUR is not in violation of any of the provisions of its Organizational Documents.

Section 6.2 Authorization; Binding Agreement.

(a) EUR has all requisite corporate power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (ii) carry out its respective obligations hereunder and thereunder and to consummate the transactions contemplated by the Transaction Agreements to which it is a party (including, the Share Exchange), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 6.3. Subject to the receipt of the affirmative vote to adopt this Agreement of a majority of the votes cast by EUR Shareholders present in person or represented by proxy at EUR Shareholders Meeting and entitled to vote thereon, the execution and delivery by EUR of this Agreement and the other Transaction Agreements to which it is a party and the consummation by it of the Transactions have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly authorized by all requisite actions, including approval by its board of directors, as required by Applicable Law. No other corporate proceeding on the part of EUR is necessary to authorize this Agreement.

(b) The board of directors of EUR (the “EUR Board”), as of the date of this Agreement, acting unanimously, has (i) declared that this Agreement and the consummation of the Transactions are in the best interests of EUR and EUR Shareholders, (ii) approved this Agreement and the Transactions, (iii) authorized the execution, delivery and performance of this Agreement, (iv) directed that the Transactions be submitted to EUR Shareholders for consideration, and (v) recommended that EUR Shareholders approve the Transactions (the foregoing matters in clause (i) through (v) collectively, the “EUR Board Recommendation”).

(c) This Agreement and the other Transaction Agreements to which it is a party have been (or, for the Transaction Agreements to be executed at Closing, will be) duly and validly executed and delivered by EUR and (assuming this Agreement and such other Transaction Agreements constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) a legal, valid and binding obligation of the other Parties hereto and thereto) constitute (or, for the Transaction Agreements to be executed at Closing, will constitute) the legal, valid and binding obligation of EUR enforceable against EUR in accordance with their respective terms, subject to the Remedies Exception.

Section 6.3 No Conflict; Required Filings and Consents.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5(b), the execution, delivery and performance of this Agreement (including the consummation by EUR of the transactions contemplated hereby) and the other Transaction Agreements to which EUR is a party will not: (i) violate any provision of, or result in the breach of, any Applicable Law to which EUR is subject or by which any property or asset of EUR is bound; (ii) conflict with or violate the Organizational Documents of EUR; or (iii) result in a violation or revocation of any required Approvals; except to the extent that the occurrence of any of the items described in the foregoing clauses (i) or (iii) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the other Parties contained in this Agreement, the execution and delivery by EUR of this Agreement and the other Transaction Agreements to which it is a party or the consummation of the Transactions (including, if and as applicable, the Merger and the Share Exchange) by EUR does not, and the performance of its respective obligations hereunder and thereunder will not, require any consent, notice, approval or authorization or permit of, or designation, declaration or filing with or notification to, any Governmental Entity, except for: (i) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which EUR is qualified to do business; and (iii) as may be listed on Schedule 4.5(b) of the Company Disclosure Letter.

Section 6.4 Ownership. After giving effect to the Share Exchange, PubCo shall own all of the issued and outstanding Equity Interests of the Company free and clear of any Liens other than those impose by applicable securities Laws. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable. EUR is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement) that would require EUR to, transfer any of the Equity Interests of the Company owned by EUR or (b) any voting trust, proxy, or other Contract with respect to the voting of the Equity Interests of the Company. EUR does not own or have the right to acquire any other Equity Interests of any Group Company. There are no shareholders’ agreements, voting trusts or other agreements or understandings to which EUR is a party with respect to the voting of any shares of the Group Companies.

Section 6.5 Litigation. As of the date hereof there is, and in the past three (3) year there have been: (a) no Legal Proceedings pending or, to the Knowledge of EUR, threatened against EUR or any of its properties or assets, or any of the directors or officers of any of EUR in their capacity as such; (b) to the Knowledge of EUR, no facts or circumstances that would reasonably be expected to give rise to any Legal Proceeding, (c) no pending or, to the Knowledge of EUR, threatened in writing, audits, examinations or investigations by any Governmental Entity against EUR; and (d) no pending or threatened in writing Legal Proceedings by EUR against any third party.

Section 6.6 Investment Intent. EUR is a sophisticated business entity and understands and acknowledges that its sale of Equity Interests of the Company and the purchase of Equity Interests of PubCo involves substantial risk. EUR can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that EUR is capable of evaluating the merits and risks of its purchase and sale of Equity Interests of PubCo.

Section 6.7 EUR Investigation and Reliance. EUR has made its own independent investigation, review and analysis regarding SPAC and the Transactions, which investigation, review and analysis were conducted by EUR together with expert advisors, including legal counsel, that EUR engaged for such purpose. EUR has been provided with full and complete access to the Representatives, books and records of the SPAC and any other information it requested in connection with its investigation of the SPAC and the transactions. EUR is not relying on any statement, representation or warranty, oral or written, express or implied, made by the SPAC or any of its respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Letter) or in any certificate delivered by SPAC pursuant to this Agreement. Neither SPAC nor any of its respective equity holders, Affiliates or Representatives shall have any liability to EUR or any of their respective equity holders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to EUR, whether orally or in writing, in any confidential information memoranda, management presentations, due diligence discussions or in any other form in expectation of the Transactions. EUR acknowledges that neither SPAC nor any of its equity holders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.

Section 6.8 Brokers. No broker, finder, investment banker or other Person, other than Jett Capital, is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which any Group Company would be liable in connection with the transactions contemplated by this Agreement, the other Transaction Agreements to which EUR is a party or the transactions contemplated thereby based upon arrangements made by EUR or any of its Affiliates.

Article VII
Conduct Prior to the Closing Date

Section 7.1 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, use its commercially reasonable efforts to preserve intact its respective business organizations and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them, and conduct its respective operations in the Ordinary Course of Business in all material respects, including maintaining appropriate insurance coverage, except: (w) to the extent that SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (x) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; (y) to the extent of any Emergency Action; or (z) as required, contemplated or expressly permitted by this Agreement, the Company Disclosure Letter or any other Transaction Agreement; provided that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (a) through (u) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (a) through (z) below. Without limiting the generality of the foregoing, except as required, contemplated or expressly permitted by the terms of this Agreement, the Company Disclosure Letter or any other Transaction Agreement, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity), or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures or to the extent of any Emergency Action, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall not, and shall cause the other Group Companies not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, sub-divide, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization, in each case, other than any payment between any Group Companies;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of the Company;

(c) grant, issue, deliver, sell, authorize, pledge, dispose of or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or engage in any hedging transaction with a third Person with respect to such securities;

(d) except as otherwise required by Law, any existing Company Benefit Plan or any Contract, (i) adopt, enter into, or amend in any material respect any material Company Benefit Plans (other than, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, the incentive equity plan contemplated by Section 8.2(a) or the Employment Agreements); or (ii) enter into any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(e) (i) grant or agree to grant any increase in the wages, salary, bonus or other compensation or benefits of any current employee, officer, director or service provider of any Group Company with an aggregate annual base compensation exceeding Three Hundred Thousand Dollars ($300,000) or (ii) otherwise increase the wages, salary, bonus or other compensation or benefits of its employees, other than in the Ordinary Course of Business, by more than five percent (5%) in the aggregate, except as required under Applicable Law or the terms of any existing Company Benefit Plans or Contracts or in the Ordinary Course of Business and consistent with past practice;

(f) (i) transfer, sell, assign, exclusively license, exclusively sublicense, covenant not to assert, encumber, grant any security interest in, to or under, impair, transfer or otherwise dispose of any right, title or interest of any Group Company in any Owned Intellectual Property that is material to any business of the Group Companies; (ii) amend, abandon, waive or cancel any rights in or to any Owned Intellectual Property or Licensed Intellectual Property; or (iii) Knowingly divulge, furnish or make accessible any material Trade Secrets constituting Owned Intellectual Property to any third Person (other than any Governmental Entity) who is not subject to a written agreement to maintain the confidentiality of such Trade Secrets or otherwise in the Ordinary Course of Business;

(g) amend its Organizational Documents except in order to effect the Transactions or the other Transaction Agreements, or form or establish any Subsidiary;

(h) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or substantially all or a material portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;

(i) dispose of rights under any Company Real Property Lease or sublease any Leased Real Property or portion thereof other than in the Ordinary Course of Business;

(j) sell, lease, license, sublicense, abandon, divest, transfer, cancel or knowingly permit to lapse or expire or dedicate to the public, or otherwise dispose of, tangible assets or properties, or agree to do any of the foregoing, other than, in each case, (i) in the Ordinary Course of Business or (ii) with respect to damaged, worn-out, uneconomic or obsolete assets;

(k) (i) issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of another Person; (ii) make, create any loans, advances or capital contributions to, or investments in, any Person other than any of the Group Companies, in each case, in the Ordinary Course of Business; (iii) create, incur, assume, guarantee or otherwise become liable for, any Indebtedness in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) or endorse any Indebtedness, Liability or obligation, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000); (iv) create any Liens on any material property or material assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); or (v) cancel or forgive any Indebtedness owed to any of the Group Companies;

(l) make, incur or commit to make or incur, or authorize any capital expenditures other than capital expenditures consistent in the aggregate with the capital expenditure plan disclosed to SPAC;

(m) other than any Transaction Litigation, commence, waive, release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except in the Ordinary Course of Business or where such Legal Proceedings are covered by insurance or involve only the payment of monetary damages in an amount less than Five Hundred Thousand Dollars ($500,000) in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements;

(n) except in the Ordinary Course of Business: (i) modify or amend in a manner that is materially adverse to the applicable Group Company or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(o) except as required by IFRS (or any interpretation thereof) or, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, Applicable Law, make any change in accounting methods, principles or practices or revalue any of its assets;

(p) except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.1, as required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim outside the Ordinary Course of Business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return in a way that is material to any member of the Group Companies; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity or any Tax Sharing Agreement or similar agreement (other than customary commercial Contracts (or Contracts entered into in the Ordinary Course of Business) not primarily related to Taxes); or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company;

(r) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, stockholders or other Affiliates, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements set forth on Schedule 7.1(r) of the Company Disclosure Letter as existing on the date of this Agreement;

(s) (i) limit the rights of any Group Company in any respect: (A) to engage in any line of business or in any geographic area; (B) to develop, market or sell products or services; or (C) to compete with any Person; or (ii) grant any exclusive or similar rights to any Person;

(t) terminate or amend, in a manner materially detrimental to any Group Company, any insurance policy insuring the business of any Group Company;

(u) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(v) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities, except in the Ordinary Course of Business;

(w) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, in the Ordinary Course of Business);

(x) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities; or

(y) agree in a binding manner to take any of the actions described in Section 7.1(a) through (y) above.

Section 7.2 Conduct of Business by SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall carry on in the Ordinary Course of Business, except: (a) to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed); (b) as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures; or (c) as required or expressly permitted by this Agreement or the SPAC Disclosure Letter. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or the SPAC Disclosure Letter, or as required by Applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Entity) or as reasonably necessary or prudent in light of COVID-19 or COVID-19 Measures, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any capital stock or warrants or split, combine or reclassify any capital stock or warrants, effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any similar change in capitalization;

(b) purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of SPAC except in connection with the SPAC Stockholder Redemptions;

(c) grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options, or modify the rights, preferences or other terms applicable to any such shares of capital stock or equity securities or convertible or exchangeable securities or subscriptions, rights, warrants or options;

(d) amend its Organizational Documents, except in connection with an Extension, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any other Person; or (ii) acquire or agree to acquire (by merging or consolidating with, purchasing any equity interest in or purchasing a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof;

(f) (i) incur any Indebtedness in excess of $100,000 individually or $250,000 in the aggregate, provided, that this Section 7.2(f) shall not prevent SPAC from borrowing funds necessary to finance (x) its ordinary course administrative costs and expenses and SPAC Transaction Expenses incurred in connection with the consummation of the Transactions, up to aggregate additional Indebtedness during the Interim Period of $1,500,000) and (y) out of pocket costs and expenses payable to SPAC’s vendors for an Extension or any deposit that the SPAC will make in the Trust Account in order to solicit votes for an Extension (such expenses, “Extension Expenses”);

(g) (i) create any material Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens); (ii) cancel or forgive any Indebtedness owed to SPAC; or (iii) make, incur or commit to make or incur any capital expenditures;

(h) other than any Transaction Litigation, commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(i) except as required by GAAP (or any interpretation thereof), Applicable Law, or SEC Guidance, make any change in accounting methods, principles or practices;

(j) except, for the avoidance of doubt and without limiting the first paragraph of this Section 7.2, as required by Applicable Law: (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax claim outside the Ordinary Course of Business; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file any material amended Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (vi) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Applicable Law) with any Governmental Entity or any Tax Sharing Agreement or similar agreement; or (vii) knowingly take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(l) enter into or amend any agreement with, or pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision with any agreement with, any of its officers, directors, employees, partners, stockholders or other Affiliates;

(m) engage in any new line of business;

(n) amend the Warrant Agreement or any warrant certificate evidencing any SPAC Warrant;

(o) amend the Trust Agreement or any other agreement related to the Trust Account;

(p) (i) appoint any director to the SPAC Board (except as required by applicable law, regulation, Securities and Exchange Commission or stock exchange requirement) (ii) hire any advisor, consultant, employee or service provider or (iii) amend the economic terms of a Contract with any third party vendor on an arm’s length basis to the extent that such amendment results in an increase in the amount under such Contract greater than One Hundred Thousand Dollars ($100,000);

(q) incur any expenses other than in connection with the implementation of the Transactions; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.2(a) through Section 7.2(q) above.

Section 7.3 No Control. Nothing contained in this Agreement shall give any Party, directly or indirectly, any right to control or direct the operations of any other Party prior to the Closing. Prior to the Closing, each of the Parties shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 7.4 No Solicitation by EUR.

(a) No Solicitation or Negotiation. EUR agrees that, except as expressly permitted by this Section 7.4, it shall not, and it shall cause each of its directors, officers and employees not to, and it shall use reasonable best efforts to cause its third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any EUR Competing Proposal;

(ii) engage or otherwise participate in any discussions or negotiations with any third party relating to any EUR Competing Proposal;

(iii) provide any non-public information or data to any Person in connection with any EUR Competing Proposal;

(iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement or acquisition agreement relating to a EUR Competing Proposal (other than a EUR Competing Proposal NDA); or

(v) (A) fail to make, withdraw or modify in a manner adverse to SPAC, or publicly propose to fail to make, withdraw or modify in a manner adverse to SPAC, EUR Board Recommendation, or (B) recommend, adopt or approve or publicly propose to recommend, adopt or approve a EUR Competing Proposal (either of the foregoing clauses (A) or (B) in this Section 7.4(a)(v), an “EUR Adverse Recommendation Change”).

Notwithstanding anything to the contrary, nothing contained in this Agreement shall prevent EUR Board from making a customary statement that EUR Shareholders should, with respect to an unsolicited EUR Competing Proposal and during a period of no more than ten (10) Business Days from the date of commencement of such EUR Competing Proposal, “take no action pending further advice” (or words to that effect).

EUR shall, and shall cause its directors, officers and employees to, and shall use its reasonable best efforts to cause its third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any EUR Competing Proposal, or proposal or offer that would reasonably be expected to lead to a EUR Competing Proposal.

(b) Responding to EUR Competing Proposals. Prior to the time, but not after, EUR Shareholder Approval is obtained, EUR and its Representatives may, in response to a bona fide EUR Competing Proposal, (i) contact the Person who made such EUR Competing Proposal and its Representatives to (x) clarify the terms and conditions thereof or (y) inform such Person of the existence of the provisions contained in this Section 7.4; (ii) provide access to information regarding EUR or any of its Subsidiaries in response to a request therefor to the Person who made such EUR Competing Proposal and such Person’s Representatives; provided that such information has previously been, or is promptly, made available to SPAC and that, prior to furnishing any such non-public information, EUR receives from the Person making such EUR Competing Proposal an executed confidentiality agreement containing terms at least as restrictive in all material respects on such Person with respect to confidentiality as the Confidentiality Agreement (each such confidentiality agreement, a “EUR Competing Proposal NDA”); and (iii) participate in discussions or negotiations with any such Person and its Representatives regarding such EUR Competing Proposal; provided that prior to taking any action described in clause (ii) or (iii) above, EUR Board determines in good faith after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation that such EUR Competing Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. Any statement by EUR to the effect that EUR has received an EUR Competing Proposal and/or that EUR shareholders should take no action pending the completion of the last look process set out in Section 7.4(e) must contain a statement to the effect that EUR will continue to comply with is obligations under this Agreement pending the assessment of the EUR Competing Proposal, and this obligation in respect of statements made by EUR will be separately applied to each new EUR Competing Proposal that is a material modification or material variation of an existing EUR Competing Proposal.

(c) Notice. EUR shall promptly (and in any event within forty-eight (48) hours) notify SPAC of the receipt by EUR of any EUR Competing Proposal. Each notice shall state, only to the extent available, the name of such Person and the material terms (including price (along with a description of the proposed consideration if not cash alone) and conditions of any proposals, and the proposed timing or break fee (or reimbursement provisions) of such proposal, (including, if applicable, proposed agreements providing for the EUR Competing Proposal)). Following delivery of the initial notice, EUR shall keep SPAC informed of the status and material developments of any such proposals, offers or requests as soon as reasonably practicable after any change to the status or any material development occurs (and in any event within forty-eight (48) hours).

(d) Fiduciary Exception. Notwithstanding Section 7.4(a)(iv) and Section 7.4(a)(v), but subject (as applicable) to compliance with Section 7.4(e), prior to the time, but not after, EUR Shareholder Approval is obtained, EUR Board may (A) make a EUR Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 11.1(h) in order to substantially concurrently enter into a definitive agreement for a Superior Proposal, in either case if (i) in the case of such an action taken in connection with a EUR Competing Proposal, EUR Competing Proposal is not withdrawn and EUR Board determines in good faith, after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, that such EUR Competing Proposal constitutes a Superior Proposal and that compliance with clauses Section 7.4(a)(iv) and Section 7.4(a)(v) would be inconsistent with the directors’ fiduciary duties under Applicable Law, provided that such EUR Competing Proposal or Superior Proposal was not directly or indirectly brought about by, or facilitated by, a breach of this Agreement by EUR; or (ii) in the case of any such EUR Adverse Recommendation Change taken other than in connection with a EUR Competing Proposal, there is an Intervening Event and EUR Board determines in good faith, after consultation with outside legal counsel and its financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, and taking into account any proposal by SPAC to amend the terms of this Agreement and the Transactions in accordance with Section 7.4(e), that the failure to take such action would be inconsistent with the directors’ fiduciary duties under Applicable Law, provided that such Intervening Event was not directly or indirectly brought about by, or facilitated by, a breach of this Agreement by EUR.

(e) Last Look. Before EUR Board makes an EUR Adverse Recommendation Change pursuant to Section 7.4(d)(A), terminates this Agreement pursuant to Section 7.4(d)(B) and Section 11.1(h) or enters into any legally binding agreement (or publicly announces an intention to enter into any legally binding agreement) providing for a potential Superior Proposal, (i) EUR shall notify SPAC in writing of its intention to do so at least four (4) Business Days before taking such action, (ii) during such four (4) Business Day period, if requested by SPAC, EUR and its Representatives shall have discussed and negotiated in good faith with SPAC and its Representatives regarding any proposal by SPAC to amend the terms of this Agreement and the Transactions in response to such Superior Proposal or other potential EUR Adverse Recommendation Change, as applicable, and (iii) after such four (4) Business Day period, EUR Board shall have determined in good faith, after considering advice from outside legal counsel and a financial advisor of nationally (in the United States or Australia) or internationally recognized reputation, and taking into account any proposal by SPAC to amend the terms of this Agreement and the Transactions made during such period, that (A) in the case of a EUR Adverse Recommendation Change pursuant to Section 7.4(d)(A) or termination of this Agreement pursuant to Section 7.4(d)(B) and Section 11.1(h) in response to a Superior Proposal, such EUR Competing Proposal continues to constitute a Superior Proposal (it being understood and agreed that any amendment to the financial or other material terms of any such Superior Proposal shall require a new written notification from EUR and a new notice period under Section 7.4(e)(i) (except that such negotiation period shall be for three (3), rather than four (4), Business Days), during which period EUR shall be required to comply with the other requirements of this Section 7.4(e) anew) and (B) in any other case, the failure to take such action would continue to reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(f) References in this Section 7.4 to the “EUR Board” shall mean EUR Board or, to the extent applicable, a duly authorized committee thereof.

Section 7.5 PIPE Agreements. During the Interim Period, the Parties shall use their reasonable best efforts to enter into and consummate Future PIPE Investments on terms mutually agreeable to the Parties, and, if the Parties mutually agree to seek a Future PIPE Investment, the Parties shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Future PIPE Investment and use their respective commercially reasonable best efforts to cause such Future PIPE Investment to occur (including having senior management of the Parties participate in any investor meetings and roadshows as reasonably requested).

Article VIII

Additional Agreements

Section 8.1 Registration Statement; Stockholder Meeting.

(a) Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, (x) PubCo, SPAC and EUR shall jointly prepare and PubCo shall file with the SEC, the Registration Statement, which shall include a proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used as a prospectus with respect to PubCo and a proxy statement with respect to SPAC ( which proxy statement shall be separately filed with the SEC by SPAC and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting), and (y) EUR shall prepare (with SPAC’s reasonable cooperation) and file with the ASX (at the sole cost and expense of EUR) the circular to be provided to the shareholders relating to the EUR Shareholders’ Meeting (such circular, together with any amendments or supplements thereto, the “EUR Circular”). Each of PubCo, SPAC and the Company shall use its reasonable best efforts (A) to cause the Registration Statement, including the Proxy Statement/Prospectus, to comply with the rules and regulations promulgated by the SEC and to cause the EUR Circular to comply with the rules and regulations promulgated by the ASX, (B) to have the Registration Statement declared effective under the Securities Act and have the EUR Circular approved by ASX on terms acceptable to EUR in its sole discretion and for the purposes of any other Applicable Law, in each case, as promptly as practicable after such filing and (C) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. PubCo also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, and each of SPAC and the Company shall furnish all information concerning itself and its equityholders as may be reasonably requested in connection with any such action. Each of the Parties agrees to furnish to the other Parties and their Representatives all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, the Proxy Statement/Prospectus, EUR Circular, any Current Reports on Form 8-K or 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of PubCo, SPAC, EUR or the Group Companies to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Transaction Filings”). SPAC will cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders and EUR will cause the EUR Circular to be delivered to EUR Shareholders in accordance with the requirements of Australian corporate law, in each case, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(ii) PubCo will advise the Company and SPAC, reasonably promptly after PubCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the PubCo Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Each Party and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, the Proxy Statement/Prospectus and any Transaction Filings each time before any such document is filed with the SEC, and the Party filing such document shall give reasonable and good faith consideration to any comments made by another Party and its counsel. Each Party shall provide the other Parties and their counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement, the Proxy Statement/Prospectus or any Transaction Filings, in each case, promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given).

(iii) If at any time prior to the Closing any information relating to PubCo, EUR, the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by PubCo, EUR, the Company or SPAC, which is required to be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or EUR Circular, so that none of the Registration Statement, the Proxy Statement/Prospectus and EUR Circular would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Registration Statement or the Proxy Statement/Prospectus, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC or ASX (as applicable) and, to the extent required by Applicable Law, disseminated to SPAC Stockholders or EUR Shareholders (as applicable).

(b) SPAC Stockholders’ Meeting. SPAC shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, conduct a “broker search” and establish a record date for, duly call and give notice of, convene and hold a meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”), in each case in accordance with SPAC’s Organizational Documents and Applicable Law, solely for the purpose of (i) providing SPAC Stockholders with the opportunity to redeem SPAC Shares, (ii) obtaining all requisite approvals and authorizations from the SPAC Stockholders in connection with the Transactions (including the SPAC Stockholder Approval) at the SPAC Stockholders’ Meeting and (iii) related and customary procedural and administrative matters. SPAC shall use its reasonable best efforts to obtain the SPAC Stockholder Approval, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approval, and use its reasonable best efforts to minimize redemptions of SPAC Shares by SPAC Stockholders. SPAC shall include the SPAC Board Recommendation in the Proxy Statement/Prospectus. The board of directors of SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, fail to make, qualify or modify, or publicly propose to change, withdraw, withhold, fail to make, qualify or modify, the SPAC Board Recommendation or recommend, adopt or approve or publicly propose to recommend, adopt or approve a SPAC Board Recommendation (any of the foregoing action, a “SPAC Adverse Recommendation Change”). SPAC shall not be entitled to postpone or adjourn the SPAC Stockholders’ Meeting except: (i) to the extent required by Applicable Law, (ii) to ensure that any supplement or amendment to the Proxy Statement/Prospectus that SPAC has determined in good faith is required by Applicable Law is disclosed to SPAC Stockholders with sufficient time prior to the SPAC Stockholders’ Meeting for SPAC Stockholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the SPAC Stockholders’ Meeting is scheduled (as set forth in the Proxy Statement/Prospectus or its supplement), there are insufficient SPAC Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Stockholders’ Meeting; (iv) if the SPAC stockholders have elected to redeem a number of SPAC Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.2(g) (the “Closing Proceeds Condition”) not being satisfied, provided that, for purposes of this clause (iv), SPAC shall not be entitled to postpone or adjourn the SPAC Stockholders’ Meeting without the Company’s prior written consent to the extent that (A) such postponement or adjournment of the SPAC Stockholders’ Meeting would extend or otherwise reopen the deadline for redemption of SPAC Shares and (B) the Company has waived the Closing Proceeds Condition or (v) in order to solicit additional proxies from SPAC Stockholders required to obtain the SPAC Stockholder Approval; provided that, the SPAC Stockholders’ Meeting is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment, the SPAC Stockholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved and SPAC may make one or more successive postponements or adjournments of the SPAC Stockholders’ Meeting in accordance with the terms of this Agreement, provided that, such postponement or adjournment cannot extend more than ten (10) Business Days in the aggregate without EUR’s consent.

(c) EUR Shareholders’ Meeting. EUR shall, as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act, duly call and give notice of, convene and hold a meeting of EUR Shareholders (the “EUR Shareholders’ Meeting”), in each case in accordance with EUR’s Organizational Documents and Applicable Law, solely for the purpose of (i) obtaining all requisite approvals and authorizations from the EUR Shareholders in connection with the Transactions at the EUR Shareholders’ Meeting and (ii) related and customary procedural and administrative matters to consummate the Transaction. Subject to Section 7.4 or unless there is an EUR Adverse Recommendation Change, EUR shall use its reasonable best efforts to obtain EUR Shareholder Approval, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approval, including the EUR Board Recommendation in the EUR Circular and taking all other action necessary, required or advisable to secure the vote or consent of the EUR shareholders required by ASX or Applicable Law. EUR shall not be entitled to postpone or adjourn the EUR Shareholders’ Meeting except: (i) to the extent required by Applicable Law or the listing rules of the ASX, (ii) to ensure that any supplement or amendment to the EUR Circular that EUR has determined in good faith is required by Applicable Law is disclosed to EUR Shareholders with sufficient time prior to the EUR Shareholders’ Meeting for EUR Shareholders to consider the disclosures contained in such supplement or amendment; (iii) if, as of the time for which the EUR Shareholders’ Meeting is scheduled (as set forth in the EUR Circular or its supplement), there are insufficient EUR Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the EUR Shareholders’ Meeting; or (iv) in order to solicit additional proxies from EUR Shareholders required to obtain EUR Shareholder Approval; provided that, the EUR Shareholders’ Meeting is held no later than three (3) Business Days prior to the Outside Date; provided, further, that in the event of a postponement or adjournment, the EUR Shareholders’ Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved.

Section 8.2 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt, subject to SPAC Stockholder Approval, (i) an incentive equity plan (the “Incentive Equity Plan”), and (ii) an employee stock purchase plan (the “ESPP”), in each case of (i) and (ii), effective as of one (1) Business Day prior to the Closing Date, as proposed by the Board of Directors of the Company following consultation with the SPAC. The Incentive Equity Plan shall have an initial share reserve ranging from 5% to 10% of the outstanding number of PubCo Shares immediately following the Closing, plus an annual “evergreen” increase, which in each case shall be based upon benchmarking against peer companies in consultation with an independent outside compensation advisor. The ESPP shall have an initial share reserve of no more than 2% of the outstanding number of PubCo Shares immediately following the Closing and an annual “evergreen” increase based upon benchmarking against peer companies in consultation with an independent outside compensation advisor.

(b) Employment Agreements. Prior to the Closing Date, the Company may enter into employment agreements (the “Employment Agreements”) with such key employees of the Company as determined by the Company in consultation with the SPAC, the effectiveness of which shall be conditioned on the Closing.

(c) No Third Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 8.2 are included for the sole benefit of PubCo, SPAC and the Company, and that nothing in this Agreement, whether express or implied (i) shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of PubCo, SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third party beneficiary or other right of any kind or nature whatsoever.

Section 8.3 Regulatory Approvals; Efforts.

(a) Each Party will use its reasonable best efforts to make any notifications, filings, forms and submissions with any Governmental Entity that are required by Applicable Laws in the Key Jurisdictions that are, in the reasonable judgment of the Company after considering the views of SPAC in good faith, advisable in connection with the Transactions. Each Party will (i) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate, if applicable) with the other Parties in the making of any such notifications, filings, forms and submissions; (ii) use its reasonable best efforts to supply the other Parties with any information that may be required in order to make such notifications, filings, forms and submissions; (iii) use its reasonable best efforts to supply any additional information that reasonably may be required or requested by the Governmental Entity of any Key Jurisdiction in which any such notifications, filings, forms and submissions is made; (iv) use its reasonable best efforts to take all action necessary to obtain any required consents pursuant to any Antitrust Laws or Foreign Investment Laws applicable to the Merger, in each case as soon as practicable.

(b) Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions as appropriate. Without limiting the foregoing, PubCo, SPAC and the Company shall: (i) promptly inform the others of any substantive communication to or from any Governmental Entity regarding the Transactions; (ii) permit one another to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) give the others prompt written notice of the commencement of any Legal Proceeding with respect to the Transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend; and (v) promptly furnish one another with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions.

(c) The SPAC shall pay any fees or expenses in connection with the any notifications, filings, forms and submissions contemplated in this Section 8.3, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions.

Section 8.4 Other Filings; Press Release.

(a) As promptly as practicable after execution of this Agreement, SPAC will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Promptly after the execution of this Agreement, SPAC and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement. Prior to Closing, the Company shall prepare a press release announcing the consummation of the Transactions hereunder, the form and substance of which shall be approved in advance by SPAC (the “Closing Press Release”). Concurrently with the Closing, the Company shall issue the Closing Press Release.

Section 8.5 Confidentiality; Access to Information.

(a) SPAC and EUR acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. In the event that this Section 8.5(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any other Transaction Agreement that contemplates the disclosure, use or provision of information or otherwise, then the Confidentiality Agreement shall govern and control to the extent of such conflict.

(b) Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of (i) EUR, in the case of a public announcement by SPAC or its Affiliates, (ii) SPAC, in the case of a public announcement by EUR or its Affiliates and (iii) EUR and SPAC, in the case of a public announcement by PubCo (such consents, in each case, not to be unreasonably withheld, conditioned or delayed), except: (A) for any announcement or other communication necessary or advisable in connection with any EUR Adverse Recommendation Change; (B) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (C) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4 or this Section 8.5(b); (D) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (E) communications to employees of EUR and the Group Companies, and to customers and suppliers of EUR and the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions, and then only to the extent such communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved or made in accordance with Section 8.4.

(c) Subject to the Confidentiality Agreement, EUR and the Group Companies will afford SPAC and its financial advisors, accountants, counsel and other representatives who have a need to know such information reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of EUR and the Group Companies during the period prior to the Closing to obtain all information concerning the business as SPAC may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of EUR, (ii) limited as required by EUR’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures) and (iii) such access shall not include any invasive drilling or testing or with respect to information not in EUR’s possession. Subject to the Confidentiality Agreement, SPAC will afford EUR and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the books, records and personnel of SPAC during the period prior to the Closing to obtain all information concerning the business as EUR may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be (i) conducted in a manner not to unreasonably interfere with the businesses or operations of SPAC and (ii) limited as required by SPAC’s policies or Applicable Law in connection with COVID-19 (including any COVID-19 Measures). Notwithstanding the foregoing, neither EUR nor SPAC, nor any of their respective Subsidiaries or Representatives, shall be required to provide, or cause to be provided to, the other party any information if and to the extent doing so would (A) violate any Applicable Law to which EUR or SPAC, as applicable, is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third-party, (C) violate any legally binding obligation of EUR or SPAC, as applicable, with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to EUR or SPAC, as applicable, under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), EUR and SPAC shall each use reasonable best efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Applicable Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Applicable Law).

Section 8.6 No Claim Against Trust Account. Reference is made to the IPO Prospectus. The Company and EUR each hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Stockholders”) and that SPAC may disburse monies from the Trust Account only in the express circumstances described in the IPO Prospectus. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and EUR hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, EUR nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account including any distributions therefrom to the Public Stockholders, or make any claim against the Trust Account including any distributions therefrom to the Public Stockholders, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, EUR or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and EUR on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account including any distributions therefrom to the Public Stockholders now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account including any distributions therefrom to the Public Stockholders for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company and EUR each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company and EUR further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under Applicable Law. To the extent that the Company or EUR or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, each of the Company and EUR hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account including any distributions therefrom to the Public Stockholders, or any amounts contained therein. In the event that the Company or EUR or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account including any distributions therefrom to the Public Stockholders, or the Public Stockholders, whether in the form of money damages or injunctive relief, SPAC and its Representatives, as applicable, shall be entitled to recover from the Company, the EUR and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event SPAC or its Representatives, as applicable, prevails in such Action. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s and EUR’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account (other than distribution therefrom directly or indirectly to the Public Stockholders), or for specific performance or other equitable relief in connection with the transactions contemplated in this Agreement and the other Transaction Agreements. This Section 8.6 shall survive the termination of this Agreement.

Section 8.7 Company and SPAC Securities Listings.

(a) From the date hereof through the Closing, SPAC shall use its reasonable best efforts to ensure that SPAC remain listed as a public company on, and for SPAC Shares and SPAC Warrants (but, in the case of SPAC Warrants, only to the extent issued as of the date hereof) to remain listed on, Nasdaq. Immediately prior to the Closing, SPAC shall cooperate with the other Parties to take such actions as are necessary to cause the SPAC Shares and SPAC Warrants to be delisted from Nasdaq and deregistered under the Exchange Act with such delisting and deregistration effective as soon as practicable following the Effective Time.

(b) From the date hereof through the Closing, SPAC must file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

(c) PubCo will use its reasonable best efforts to cause (i) PubCo’s initial listing application with Nasdaq in connection with the Transactions to have been approved; and (ii) the PubCo Shares to be issued and the SPAC Warrants to be assumed in accordance with this Agreement to be approved for listing on Nasdaq (and SPAC and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing.

(d) PubCo shall procure that the PubCo Shares issued pursuant to or contemplated by this Agreement shall be properly and validly allotted and issued in accordance with the BVI Business Companies Act (as amended) of the British Virgin Islands (the “BVI Act”), as amended, and its Organizational Documents, and credited as fully paid and ranking pari passu in all respects with the PubCo Shares outstanding immediately prior to the Effective Time.

Section 8.8 No Solicitation of SPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, SPAC shall not, and shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and its Representatives) concerning any SPAC Competing Proposal; (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a SPAC Competing Proposal; or (iii) commence, continue or renew any due diligence investigation regarding a SPAC Competing Proposal. SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any SPAC Competing Proposal.

Section 8.9 Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to Continental (which notice SPAC shall provide to Continental in accordance with the terms of the Trust Agreement); (a) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC: (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered; and (ii) shall make all appropriate arrangements to cause Continental to, and Continental thereupon shall be obligated to, (1) pay as and when due all amounts payable to the holders of SPAC Shares pursuant to the SPAC Stockholder Redemptions, (2) pay any amounts payable by SPAC in connection with the Transactions, the consummation of SPAC’s initial public offering (including deferred underwriting fees) or otherwise, including tax obligations, and (3) pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement; and (b) thereafter, the Trust Agreement shall terminate, except as otherwise provided therein.

Section 8.10 Directors’ and Officers’ Liability Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC or the Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Organizational Documents or the Company’s Organizational Documents, as applicable, or under any indemnification agreement such D&O Indemnified Parties may have with SPAC or the Company, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, PubCo shall, or shall cause the Surviving Company (or another Group Company at PubCo’s election), to indemnify the D&O Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the SPAC would have been permitted under Applicable Law. PubCo shall, and shall cause the applicable Group Company to, not amend, repeal or otherwise modify any provisions of their Organizational Documents in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC and the Company currently covered by a directors’ and officers’ liability insurance policy of SPAC or the Company, as the case may be, on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing; provided that, without the Company’s prior written consent, the aggregate cost of the D&O Tail shall not exceed 350% of the amount paid by SPAC for coverage in the last fifteen month period ending on February 23, 2023, which amount is set forth on Schedule 8.10(b) of the SPAC Disclosure Letter. PubCo shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Company, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.10.

(c) On the Closing Date, PubCo shall enter into customary indemnification agreements reasonably satisfactory to the other Parties with the post-Closing board of directors of PubCo, which indemnification agreements shall continue to be effective following the Closing.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Organizational Documents, any other indemnification arrangement, any Applicable Law or otherwise. The obligations of PubCo, SPAC and the Company under this Section 8.10 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 8.10 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 8.10.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, PubCo shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 8.10.

Section 8.11 Tax Matters.

(a) The Parties intend that the applicable Transactions qualify for the Intended Tax Treatment. No Party shall knowingly take any action or knowingly agree to take any action, or knowingly fail to take any action, prior to Closing, and PubCo shall use commercially reasonable efforts not to knowingly take any action or knowingly fail to take any action (and shall use commercially reasonable efforts to prevent any Group Company or its Affiliates from knowingly taking any action or knowingly failing to take any action) following the Closing, in each case, that would cause the applicable Transactions to fail to qualify for the Intended Tax Treatment. The Parties shall prepare and file all applicable Tax Returns consistently with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions. PubCo and its Affiliates (including, after the Closing Date, Surviving Company) shall be deemed to have satisfied their obligations set forth in the foregoing sentences of this Section 8.11(a) if such entities (i) file all applicable Tax Returns consistently with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Applicable Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions and (ii) report the applicable Transactions for U.S. federal income tax purposes consistently with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Applicable Law), a change in Applicable Law or based on a change in applicable facts and circumstances of or underlying the Transactions. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to any Intended Tax Treatment by any Governmental Entity. The Parties will work together in good faith to refine further the structure of the Transactions, solely to the extent consistent with the foregoing, to address, to the extent possible, material tax inefficiencies. This Section 8.11(a) shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of PubCo, EUR, Group Companies, and Affiliates of PubCo (including, after the Closing Date, the Surviving Company).

(b) The Parties shall work together in good faith and use commercially reasonable efforts to establish that PubCo is not a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code immediately following the Closing, including, but not limited to, using commercially reasonable efforts to take commercially reasonable steps for PubCo to not be a “domestic corporation” (as such term is defined in Section 7701 of the Code) as a result of the application of Section 7874(b) of the Code or a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code immediately following the Closing.

(c) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, value added and similar Taxes and fees (including any penalties and interest, but excluding for the avoidance of doubt, any Taxes or fees based in whole or in part upon income, profits or gains) (“Transfer Taxes”) that become payable by the Company or SPAC in connection with or by reason of the execution of this Agreement or the Transactions shall be borne by SPAC. SPAC shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and the Company and EUR shall reasonably cooperate with respect thereto as necessary). The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(d) If, in connection with the preparation and filing of the Registration Statement or the SEC’s review thereof, the SEC requests or requires that a tax opinion with respect to the U.S. federal income tax consequences of the Transactions be prepared and submitted, the Parties shall deliver to counsel customary Tax representation letters satisfactory to such counsel, dated and executed as of the date such relevant filing shall have been declared effective by the SEC and such other date(s) as determined to be reasonably necessary by such counsel in connection with the preparation and filing of such tax opinion. Notwithstanding anything to the contrary in this Agreement, neither the Company nor its tax advisors are obligated to provide any opinion that the applicable Transactions contemplated by this Agreement otherwise qualify for the Intended Tax Treatments. For clarity, advisors to the Company will not be required to provide any tax opinion, nor will a tax opinion by any Party’s advisors be a condition precedent to the Transaction.

(e) To the extent permitted by Applicable Law, each Party shall (and shall cause their Affiliates to) elect for all income Tax purposes to treat any taxable period that includes the Closing Date as ending at the end of the Closing Date and to treat all items for income Tax purposes with respect to such a taxable period as allocable based on an interim closing of the books on the Closing Date. Each Party shall take such steps as may be reasonably necessary to give effect to the foregoing.

(f) For all purposes under this Agreement (including the determination of Taxes relating to a taxable period ending on or prior to the Closing Date), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the end of the Closing Date shall (x) in the case of property Taxes, ad valorem Taxes and other similar Taxes, the amount of the Tax for portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of the Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the period ending on or prior to the Closing Date and the denominator of which the number of days in the entire Straddle Period; and (y) in the case of any other Taxes (including income, employment, or sales and use), the amount of the Tax for the portion of the Straddle Period that is a Pre-Closing Period shall equal the amount of such Tax that would have been payable had the relevant Person actually filed a separate Tax Return for the potion of the Straddle Period ending on the Closing Date (using, as applicable, a “closing of the books” methodology).

Section 8.12 Section 16 Matters. Prior to the Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the SPAC Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13 Takeover Statutes. Each of the Company, PubCo, Merger Sub and SPAC and its respective board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger, the Share Exchange and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 8.14 Board of Directors. The Parties shall ensure that effective immediately after the Closing (a) the board of directors of PubCo (the “Post-Closing PubCo Board”) shall consist of five (5) members, (i) with the Company being entitled to nominate and appoint four (4) directors (of which at least two (2) will qualify as “independent directors” as defined in the Nasdaq Stock Market Rules and be eligible to serve on an audit committee) and (ii) with SPAC being entitled to nominate and appoint one (1) member to be reasonably approved by the Company (such member being qualified as an “independent director” as defined in the Nasdaq Stock Market Rules and being eligible to serve on an audit committee).

Section 8.15 Warrant Agreement. Immediately prior to the Effective Time, SPAC shall assign to PubCo and PubCo shall assume all of SPAC’s rights, interests, and obligations in and under the Warrant Agreement, and the Parties shall, to the extent required by the Warrant Agreement, cause the agent of the SPAC Warrants to enter into an assignment and assumption agreement reflecting such assignment and assumption of the SPAC Warrants by PubCo and other amendments to the Warrant Agreement as agreed between the Parties, the form of which is attached hereto as Exhibit C (the Warrant Agreement, as assigned, assumed, and amended, the “Assumed Warrant Agreement”).

Section 8.16 Transaction Litigation. In the event that any shareholder litigation related to this Agreement or the other Transaction Agreements or the Transactions is brought or threatened in writing against a Party, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Closing (the “Transaction Litigation”), the Party subject to the Transaction Litigation shall promptly notify the other Parties in writing of any such Transaction Litigation and shall keep such other Parties reasonably informed with respect to the status thereof. The Party subject to the Transaction Litigation shall give the other Parties the opportunity to participate in the defense of any Transaction Litigation (at the other Parties’ own cost and expense) and keep the other Parties reasonably apprised of, and consult with such other Parties (and consider in good faith such Parties’ advice), with respect to, proposed strategy and any material decisions related thereto. No Party shall settle or agree to settle any Transaction Litigation without the other Parties’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 8.17 Restated Articles.

(a) Promptly after the date of this Agreement, the parties agree to negotiate in good faith the mutually acceptable Restated Articles.

(b) PubCo shall adopt the Restated Articles by carrying out all necessary actions required by Applicable Law, including obtaining shareholder approval to adopt the Restated Articles, such Restated Articles to be duly filed and registered in accordance with the BVI Act, prior to the Closing.

Section 8.18 Extension of Time Period to Consummate a Business Combination.

(a) As promptly as reasonably practicable after the date hereof (and in no event later than December 31, 2022, SPAC shall prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of its stockholders for proposals to amend SPAC’s Organizational Documents to extend the time period for SPAC to consummate its initial business combination from February 8, 2023 (the “Extension Approval End Date”) to the date that is not less than (i) three (3) months after the Extension Approval End Date (which may be done through monthly extension, provided, that SPAC will continue to extend on a monthly basis through such period) or such shorter period as mutually agreed by SPAC and the Company (such date, the “Extended Deadline” and such proposals, the “Extension Proposals”). SPAC shall use its best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing. SPAC shall provide the Company a reasonable opportunity to review the Extension Proxy Statement prior to its filing with the SEC and will consider in good faith the incorporation of any comments thereto provided by the Company.

(b) To the extent not prohibited by Law, SPAC will advise the Company, reasonably promptly after SPAC receives notice thereof, (i) when the Extension Proxy Statement or any supplement or amendment has been filed and (ii) of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement and any supplement or amendment thereto before any such document is filed with the SEC by SPAC and SPAC shall give reasonable and good faith consideration to any comments made by the Company and its counsel on such Extension Proxy Statement or such supplement or amendment. To the extent not prohibited by Law, each of SPAC and the Company shall provide to each other party and their counsel (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given by the other Parties), including by participating with the other Parties or their counsel in any discussions or meetings with the SEC.

(c) Each of SPAC and the Company agrees to use commercially reasonable efforts to, as promptly as reasonably practicable, furnish the other Party with such information as shall be reasonably requested concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity-holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement. Each of SPAC and the Company shall ensure that any information provided by it or on its behalf for inclusion in (including to be incorporated by reference in) or attachment to the Extension Proxy Statement shall, as at the earlier of the date it is filed with the SEC or the date it is first mailed to the SPAC Stockholders, (i) be accurate in all material respects, (ii) not omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. If, at any time prior to the conclusion of the SPAC Extension Meeting, SPAC or the Company becomes aware that (x) the Extension Proxy Statement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (y) any other information which is required to be set forth in an amendment or supplement to the Extension Proxy Statement so that it would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, the Company or SPAC (as applicable) shall promptly inform SPAC or the Company (as applicable) and each shall cooperate with the other in filing with the SEC or mailing to the stockholders of SPAC an amendment or supplement to the Extension Proxy Statement. Each of the Company and SPAC shall use its commercially reasonable efforts to cause its and its Subsidiaries’ managers, directors, officers and employees to be reasonably available to SPAC, the Company and their respective counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(d) SPAC shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to the SPAC Stockholders in compliance with Applicable Law, (B) duly give notice of and convene and hold a meeting of its stockholders (the “SPAC Extension Meeting”) in accordance with SPAC’s Organizational Documents and Nasdaq Listing Rule 5620(b), for a date mutually agreed by the Company and SPAC that is no later than the Extension Approval End Date; provided, that the SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents, and (C) solicit proxies from the holders of SPAC Shares to vote in favor of each of the Extension Proposals, and (ii) provide its stockholders with the opportunity to elect to effect a redemption SPAC Shares at a per share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account. SPAC shall, through its Board of Directors, recommend to its stockholders the approval of the Extension Proposals, and include such recommendation in the Extension Proxy Statement. The Board of Directors of SPAC shall not withdraw, amend, qualify or modify its recommendation to the stockholders of SPAC that they vote in favor of the Extension Proposals.

(e) To the fullest extent permitted by Applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Extension Meeting and submit for approval the Extension Proposals and (y) SPAC agrees that if the Extension Approval shall not have been obtained at any such SPAC Extension Meeting, then SPAC shall promptly continue to take all necessary actions and hold additional SPAC Extension Meetings in order to obtain the Extension Approval. SPAC may only adjourn the SPAC Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the Extension Approval, (ii) when there is an absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of SPAC prior to the SPAC Extension Meeting, (iv) to allow reasonable additional time to reduce the number shares of SPAC Shares as to which the holders thereof have elected to effect a redemption thereof, or (iv) with the prior written consent of the Company; provided, that the SPAC Extension Meeting (A) may not be adjourned to a date that is more than ten (10) days after the date for which the SPAC Extension Meeting was originally scheduled (excluding any adjournments required by Applicable Law) and (B) shall be held no later than the Extension Approval End Date; provided, that following the adjournment, the rescheduled SPAC Extension Meeting shall be scheduled for a date and time such that, after the conclusion of such meeting, SPAC shall have sufficient time to effectuate the amendment of the SPAC’s Organizational Documents.

(f) As promptly as reasonably practicable following the approval of the Extension Proposals by the requisite holders of SPAC Shares (and in any event, within two (2) Business Days thereafter), SPAC shall file with the Secretary of State of the State of Delaware the amendment to its Organizational Documents as contemplated by the Extension Proposals and shall deliver to the Company evidence thereof.

(g) In the event the Closing shall not have occurred prior to the Extended Deadline, SPAC and the Company agree to effect one or more additional extensions of the time period for SPAC to consummate its initial business combination, in accordance with the terms of this Section 8.18, mutatis mutandis. Notwithstanding the foregoing, neither SPAC nor the Company shall be obligated to extend the time period for SPAC to consummate its initial business combination beyond the Outside Date.

Section 8.19 Delivery of Company Financial Statements. As soon as reasonably practicable following the date of this Agreement but no later than December 31, 2022, the Company shall deliver to SPAC the Audited Financials provided that upon delivery of such Audited Financials as and when such Audited Financials have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 4.7(a) shall be deemed to apply to the Audited Financials with the same force and effect as if made as of the date of this Agreement.

Section 8.20 Transferred Contracts. From the date hereof until the Closing Date, the Company and EUR shall cooperate in good faith and use reasonable best efforts to obtain any consents required and to assign the Contracts listed on Schedule 8.20 of the Company Disclosure Letter (the “Transferred Contracts”) from EUR to the Company or to cause the Company to enter into a new Contract with the applicable counterparty on substantially identical terms to the Contracts listed on Schedule 8.20 of the Company Disclosure Letter.

Article IX
Conditions to the Transactions

Section 9.1 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, by all of the Parties:

(a) Required EUR Shareholder Approval. The EUR Shareholder Approval shall have been obtained.

(b) Required SPAC Stockholder Approval. The SPAC Stockholder Approval shall have been obtained.

(c) No Law or Order. No provision of any Applicable Law prohibiting, enjoining or making illegal the consummation of the Transactions shall be in effect and no temporary, preliminary or permanent restraining Order prohibiting, enjoining or making illegal the consummation of the Transactions will be in effect.

(d) Nasdaq Listing of PubCo Shares. The PubCo Shares to be issued to holders of SPAC Shares in accordance with this Agreement shall be approved for listing upon the Closing on Nasdaq, subject only to official notice of issuance.

(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(f) Net Tangible Assets Test. SPAC’s or PubCo’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) will be at least $5,000,001 either immediately prior to or upon consummation of the Transactions and after payment of SPAC’s underwriters’ fees and commissions.

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

(h) Restated Articles. Prior to the Closing, the shareholder of PubCo shall have adopted the Restated Articles in the form to be agreed between the parties.

(i) Foreign Private Issuer Status. Each of the Company and SPAC shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

Section 9.2 Additional Conditions to Obligations of the Company, EUR, PubCo and Merger Sub. The obligations of the Company, EUR, PubCo and Merger Sub to consummate, or cause to be consummated, and effect the Merger, the Share Exchange and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by the EUR:

(a) Representations and Warranties. (i) The Fundamental Representations of SPAC shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in such manner as of such earlier date); (ii) the representation and warranty set forth in the first sentence of Section 5.8 shall be true and correct in all respects as of the date of this Agreement; and (iii) all representations and warranties of SPAC set forth in Article V hereof, other than the representations and warranties referred to in clause (i) or (ii) of this Section 9.2(a), shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation contained herein but preserving the effect of the term “SPAC Material Contract”) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of SPAC to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed all agreements and covenants required by this Agreement and the Sponsor Support Agreement to be performed by it on or prior to the Closing Date, in each case in all material respects.

(c) No Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a SPAC Material Adverse Effect that is continuing.

(d) Officer Certificate SPAC shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of SPAC and dated as of the Closing Date, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) to the Company.

(e) Certificate of Merger. SPAC shall have delivered, or caused to be delivered, (i) an executed resignation letter from each director and officer of SPAC and (ii) a copy of the Certificate of Merger, duly executed by SPAC and Merger Sub.

(f) FIRPTA Certificate. SPAC shall have delivered to the Company, in form and substance reasonably satisfactory to the Company, a certificate on behalf of the SPAC, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3) certifying that no interest in SPAC is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the U.S. Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(g) Closing Proceeds. The Closing Proceeds shall equal or exceed $40,000,000.

(h) Australian Tax Assessment. EUR shall have obtained a written confirmation or ruling from the Australian Taxation Office confirming that the sale of all of the issued Company Ordinary Shares on the terms contemplated by this Agreement will satisfy the requirements for capital gains tax rollover relief under the Income Tax Assessment Act 1997 (Cth) and for all other purposes.

(i) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

Section 9.3 Additional Conditions to the Obligations of SPAC. The obligations of SPAC to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, to the extent permitted by Applicable Law, in writing, exclusively by SPAC:

(a) Representations and Warranties. (i) The Fundamental Representations of the Company, PubCo, Merger Sub and EUR shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or any similar limitation contain herein) on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in such manner as of such earlier date); (ii) the representation and warranty set forth in Section 4.9(b) shall be true and correct in all respects as of the date of this Agreement; and (iii) all representations and warranties of the Company, PubCo, Merger Sub and EUR set forth in Article IV or Article VI, other than the representations and warranties referred to clause (i) or (ii) of this Section 9.3(a), shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained herein but preserving the effect of the term “Company Material Contract”) on and as of the date of this Agreement and on as and of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company, PubCo, Merger Sub and EUR to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company, PubCo, Merger Sub and EUR shall have performed all agreements and covenants required by this Agreement to be performed by it at or prior to the Closing Date, in each case, in all material respects.

(c) No Material Adverse Effect. No change, event, state of facts, development or occurrence shall have occurred since the date of this Agreement, that, individually or in the aggregate with all other changes, events, state of facts, developments or occurrences, has had or would reasonably be expected to have a Company Material Adverse Effect that is continuing.

(d) Officer Certificates. The Company shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c). PubCo shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of PubCo and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c). EUR shall have delivered, or caused to be delivered, a certificate, signed by an executive officer of EUR and dated as of the Closing Date, certifying as to the matters set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c).

(e) Certificate of Merger. Merger Sub shall have delivered, or caused to be delivered, a copy of the Certificate of Merger duly executed by SPAC and Merger Sub.

(f) Certain Ancillary Documents. Each of the Investors Agreement, Lock-Up Agreement and Registration Rights Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

Article X
No Survival

Section 10.1 No Survival. None of the representations, warranties or covenants or agreements that contemplate the performance prior to the Closing in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.1 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part at, as of or after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.

Article XI
Termination

Section 11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of SPAC and the Company at any time;

(b) by either SPAC or the Company if the Transactions shall not have been consummated by February 8, 2023 (the “Outside Date”); provided, that, notwithstanding anything herein to the contrary, if the SPAC obtains the approval of its stockholders for the Extended Deadline, then the Outside Date, automatically and without action on the part of any Party, shall be extended for an additional period ending on the earlier of (i) the last date then in effect for the SPAC to consummate its Business Combination pursuant to the applicable extension period then in effect during the Extended Deadline (after giving effect to any automatic extension rights that SPAC may obtain in such extension where it can extend its deadline to consummate a Business Combination without requiring an amendment to its Organizational Documents) and (ii) May 3, 2023; provided, further; however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or principally resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; by either SPAC or the Company if a Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which Order or other action is final and nonappealable;

(c) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Sponsor Support Agreement on the part of SPAC or Sponsor or if any representation or warranty of SPAC in Article V hereof or any representation or warranty of Sponsor in the Sponsor Support Agreement shall be untrue, in either case such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied; provided, that if such breach by SPAC is curable by SPAC prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(c) until the earlier of: (i) 30 days after delivery of written notice from the Company to SPAC of such breach; and (ii) the Outside Date for as long as the SPAC continues to exercise reasonable best efforts to cure such breach; provided, further, that the Company may not terminate this Agreement pursuant to this Section 11.1(c) if: (A) the Company, EUR, PubCo or Merger Sub shall have breached this Agreement such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied as of the date that this Agreement is purportedly terminated by the Company and such breach has not been cured; or (B) such breach by SPAC is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.2(a) or Section 9.2(b)would be satisfied;

(d) by SPAC, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, EUR, PubCo or Merger Sub or if any representation or warranty of the Company, EUR, PubCo or the Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or (b) would not be satisfied; provided, that if such breach is curable by the Company, EUR, PubCo and Merger Sub prior to the Closing, then SPAC must first provide written notice of such breach and may not terminate this Agreement under this Section 11.1(d) until the earlier of: (i) 30 days after delivery of written notice from SPAC to the breaching Party of such breach; and (ii) the Outside Date for as long as the breaching Party continues to exercise reasonable best efforts to cure such breach; provided, further, that SPAC may not terminate this Agreement pursuant to this Section 11.1(d) if: (A) SPAC shall have breached this Agreement such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied as of the date that this Agreement is purportedly terminated by SPAC and such breach has not been cured; or (B) such breach by the Company, EUR, PubCo or Merger Sub is cured prior to the expiration of the applicable cure period such that, assuming that the date of such cure is the Closing Date, the applicable conditions set forth in Section 9.3(a) or (b) would be satisfied;

(e) by either SPAC or the Company, if, at the SPAC Stockholders’ Meeting (including any adjournment or postponement thereof) in which a vote is taken on the Transactions, the SPAC Stockholder Approval is not obtained in accordance with the Applicable Law and SPAC’s Organizational Documents;

(f) by either SPAC or the Company, if, at the EUR Shareholders’ Meeting (including any adjournment or postponement) in which a vote is taken on the Transactions, the EUR Shareholder Approval is not obtained in accordance with the Applicable Law and SPAC’s Organizational Documents;

(g) by the Company, if there shall have occurred a SPAC Adverse Recommendation Change;

(h) by EUR in order for EUR to substantially concurrently enter into a definitive agreement with respect to a Superior Proposal; provided that prior to or substantially concurrently with such termination EUR pays or causes to be paid to SPAC the Expense Reimbursement;

(i) by SPAC, prior to EUR Shareholder Approval, if (i) there has occurred a EUR Adverse Recommendation Change, or (ii) at any time after a EUR Competing Proposal shall have been publicly proposed or publicly announced the EUR Board shall have failed to publicly affirm the EUR Board Recommendation within ten Business Days after receipt of any written request to do so from SPAC (provided that SPAC shall only make such request once with respect to any EUR Competing Proposal or any material and publicly proposed or disclosed amendment thereto); provided, that SPAC may not terminate this Agreement pursuant to this Section 11.1(i) if SPAC fails to terminate this Agreement pursuant to this Section 11.1(i) prior to 5:59 p.m., New York City time, on the date which is ten Business Days after SPAC becomes entitled to terminate this Agreement pursuant to this Section 11.1(i);

(j) by the SPAC if the Company has not delivered the Audited Financials to the SPAC on or prior to December 31, 2022 (provided, that upon the Company delivering the Audited Financials to the SPAC after December 31, 2022, the SPAC shall not be permitted thereafter to terminate under this Section 11.1(j));

(k) by the Company, if the anticipated Closing Proceeds of the SPAC (as reasonably determined by the Company following the conclusion of SPAC Extension Meeting) are less than $40,000,000; and

(l) by the SPAC if there shall have been a Company Material Adverse Effect following the date of this Agreement which is uncured and continuing for at least thirty (30) days.

Section 11.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 11.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Parties and the Transactions shall be abandoned, except that (i) Section 8.5, Section 8.6, Section 8.16 and this Section 11.2, Article XII, the applicable defined terms in Article XIII and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) a Party shall not be relieved from liability for any Willful Breach of this Agreement.

(c) If this Agreement is terminated (i) by SPAC pursuant to Section 11.1(i) (EUR Adverse Recommendation Change) or (ii) by EUR pursuant to Section 11.1(h) (Superior Proposal), then the Company shall, within two (2) Business Days after such termination in the case of clause (i) with respect to a termination by SPAC, or substantially concurrently with such termination in the case of clause (ii) with respect to a termination by EUR, pay SPAC Five Million Dollars ($5,000,000) (the “SPAC Expense Reimbursement”), on the basis that it is to compensate SPAC for the costs and expenses incurred by it, including (A) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees), (B) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning the Transaction and (D) out of pocket expenses incurred by SPAC and its employees, advisers and agents in planning the Transaction and effecting any extension, and the parties agree that the costs actually incurred by SPAC will be of such a nature that they cannot all be accurately ascertained and that the SPAC Expense Reimbursements is equal to or less than a genuine and reasonable pre-estimate of those costs.

(d) If (i) this Agreement is terminated (A) by the Company or SPAC pursuant to Section 11.1(b) (Outside Date) (only if, on the Outside Date, all of the conditions set forth in Article IX, other than the condition set forth in Section 9.1(a) (EUR Shareholder Approval), have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, so long as such conditions are at the time of termination capable of being satisfied as if such time were the Closing)), (B) by the Company or SPAC pursuant to Section 11.1(f) (EUR Shareholder Approval Not Obtained), or (C) by SPAC pursuant to Section 11.1(d) (Breach by Company) as a result of the breach of EUR’s obligations under Section 7.4, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, any Person other than SPAC shall have publicly announced or the Company shall have publicly disclosed an EUR Competing Proposal, which EUR Competing Proposal has not been withdrawn or otherwise abandoned prior to such termination, and (iii) within twelve (12) months after the date of a termination in either of the cases referred to in clauses (i) of this sentence of Section 11.2(c), EUR consummates a transaction with respect to an EUR Competing Proposal or enters into a definitive transaction agreement providing for an EUR Competing Proposal and if the transaction contemplated by such EUR Competing Proposal is consummated, then the Company shall pay the to SPAC the SPAC Expense Reimbursement substantially concurrently with the consummation of the transaction contemplated by the EUR Competing Proposal; provided that solely for purposes of the second sentence of this Section 11.2(d), the term “EUR Competing Proposal” shall have the meaning assigned to such term in Section 13.2, except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall the Company be required to pay the SPAC Expense Reimbursement on more than one occasion.

(e) If this Agreement is terminated by the Company pursuant to Section 11.1(g) (SPAC Adverse Recommendation Change), then SPAC shall, within two (2) Business Days after such termination, pay EUR Five Million Dollars ($5,000,000) (the “Company Expense Reimbursement”) on the basis that it is to compensate the Company for the costs and expenses incurred by it, including (A) fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees), (B) reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives, (C) costs of management and directors’ time in planning the Transaction and (D) out of pocket expenses incurred by the Company and its employees, advisers and agents in planning the Transaction and effecting any extension, and the parties agree that the costs actually incurred by the Company will be of such a nature that they cannot all be accurately ascertained and that the Company Expense Reimbursements is equal to or less than a genuine and reasonable pre-estimate of those costs. In no event shall SPAC be required to pay the Company Expense Reimbursement on more than one occasion.

(f) Each Party acknowledges that (i) the agreements contained in this Section 11.2(f) are an integral part of the transactions contemplated by this Agreement, (ii) if the Transaction is not consummated each Party will incur significant costs, (iii) for termination in the circumstances referred to in Section 11.1(i) (EUR Adverse Recommendation Change) and Section 11.1(h) (Superior Proposal) SPAC has requested the SPAC Expense Reimbursement (without which it would not have entered into this Agreement or otherwise agreed to the Transaction) and EUR has taken advice from its external legal adviser and Financial Adviser that the Transaction will provide benefits to it and its shareholders such that it is appropriate for it to agree to the payment of the SPAC Expense Reimbursement, (iv) for termination in the circumstances referred to in Section 11.1(g) (SPAC Adverse Recommendation Change), the Company has requested the Company Expense Reimbursement (without which it would not have entered into this Agreement or otherwise agreed to the Transaction) and SPAC has taken advice from its external legal adviser and financial adviser that the Transaction will provide benefits to it and its shareholders such that it is appropriate for it to agree to the payment of the Company Expense Reimbursement, and (v) without these agreements in this Section 11.2(f), no Party would have entered into this Agreement. Accordingly, (i) if the Company fails to pay when due the SPAC Expense Reimbursement, if any, and, in order to obtain such SPAC Expense Reimbursement, SPAC commences a suit which results in a judgment against the Company for the SPAC Expense Reimbursement, or any portion thereof, the Company shall pay to SPAC its reasonable costs and expenses in connection with such suit, together with interest on the amount of the SPAC Expense Reimbursement at the prime rate of Citibank N.A. in effect on the date such SPAC Expense Reimbursement was required to be paid from such date through the date of full payment thereof; and (ii) if SPAC fails to pay when due the Company Expense Reimbursement, if any, and, in order to obtain such Company Expense Reimbursement, the Company commences a suit which results in a judgment against SPAC for the Company Expense Reimbursement, or any portion thereof, SPAC shall pay to the Company its reasonable out-of-pocket costs and expenses in connection with such suit, together with interest on the amount of the Company Expense Reimbursement at the prime rate of Citibank N.A. in effect on the date such Company Expense Reimbursement was required to be paid from such date through the date of full payment thereof.

(g) Without limiting EUR’s rights pursuant to Section 12.7, but notwithstanding anything else to the contrary in this Agreement, EUR’s right to receive payment from SPAC of the Company Expense Reimbursement pursuant to Section 11.2(e), under circumstances in which such amount is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 11.2(f), shall constitute the sole and exclusive monetary remedy of EUR against SPAC and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “SPAC Related Parties”) for all damages, costs, expenses, liabilities or losses of any kind (collectively, “Damages”) suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the SPAC Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise).

(h) Without limiting SPAC’s rights pursuant to Section 12.7 but notwithstanding anything else to the contrary in this Agreement, SPAC’s right to receive payment from the Company of the SPAC Expense Reimbursement pursuant to Section 11.2(c) or Section 11.2(d), under circumstances in which such amount is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 11.2(f), shall constitute the sole and exclusive monetary remedy of SPAC against EUR and its Subsidiaries (including the Company, Merger Sub and PubCo) and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “EUR Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the EUR Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise).

Article XII
General Provisions

Section 12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to SPAC to:

Sizzle Acquisition Corp.

4201 Georgia Avenue NW

Washington, D.C. 20011

Attention: Steve Salis

Email: ssalis@salisholdings.com

with copies to (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 6th Avenue

New York, New York 10105

Attention: Stuart Neuhauser, Esq.; Matthew A. Gray, Esq.

Email: sneuhauser@egsllp.com; mgray@egsllp.com

if to the Company, PubCo or Merger Sub to:

c/o European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

if to EUR to:

European Lithium Ltd.

32 Harrogate Street

West Leederville, Western Australia, 6007

Attention: Tony Sage

Email: TonyS@cyclonemetals.com

with copies (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: James Hu; Oliver Wright

Email: james.hu@whitecase.com; oliver.wright@whitecase.com

And

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Attention: Jason Rocha

Email: Jason.rocha@whitecase.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 12.2 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, and shall not in any way affect the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, Schedule or Annex such reference shall be to an Exhibit, Schedule or Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were posted to the electronic data site maintained by the Company in connection with the Transactions or otherwise provided to the applicable Party or its Representatives in electronic form, in each case, at least two (2) days prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to statutes shall include all regulations promulgated thereunder. References to a particular statute, rule or regulation shall include any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time. References to a particular security shall be deemed to also refer to any security or securities issued in substitution or exchange thereof. All references to currency amounts in this Agreement shall mean United States Dollars. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. References to a Person are also to its successors and permitted assigns.

Section 12.3 Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

Section 12.4 Entire Agreement. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 12.5 Third Party Beneficiaries. This Agreement, the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto, other than as set forth in Section 8.10, and Section 12.15 (which, in each case, will be for the benefit of the Persons named therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 12.6 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Applicable Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 12.7 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing or valid termination of this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement and to seek immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief.

Section 12.8 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the laws of the State of Delaware without the application of principles of conflicts of law that would result in the application of the laws of another jurisdiction; provided that the laws of the British Virgin Islands shall govern the Share Exchange solely to the extent required by the laws of the British Virgin Islands.

Section 12.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to any federal court located in Wilmington, Delaware and, in either case, any appellate court therefrom in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.1. Notwithstanding the foregoing in this Section 12.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 12.10    Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 12.11    Expenses. Except with respect to SPAC Expense Reimbursement or Company Expense Reimbursement as expressly set forth in Section 11.2 and with respect to any amounts payable in accordance with Section 8.3(c), each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions; provided that all fees in connection with any antitrust or regulatory filings made prior to the Closing, including any filing fee to ASX, and all registration fees or filing fees payable to the SEC, Nasdaq or any other Governmental Entity, in each case of the foregoing in connection with the Transactions, will be borne by SPAC.

Section 12.12    Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 12.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 12.13    Amendment. This Agreement may be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 12.14    Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent not prohibited by Applicable Law: (a) extend the time for the performance of any of the obligations or other acts of another Party; (b) waive any inaccuracies in the representations and warranties made to another Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 12.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no related party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any related party of a Party and no personal liability shall attach to any related party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 12.15 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each related party of a Party, each of whom is an intended third-party beneficiary of this Section 12.15.

Section 12.16    Legal Representation.

(a) Each Party hereby agrees on behalf of their respective directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving Company), and each of their respective, Affiliates, successors and assigns (all such parties, the “Waiving Parties”), that, in the event a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (a) SPAC Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or any of its Subsidiaries) (collectively, the “SPAC Group”), on the one hand, and (b) PubCo and/or any of its Subsidiaries, on the other hand, that Ellenoff Grossman & Schole LLP (or any successor) may represent the SPAC Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC, PubCo, EUR and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC, PubCo and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of the SPAC Group, on the one hand, and Ellenoff Grossman & Schole LLP (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of the SPAC Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

(b) Each Party hereby agrees on behalf of their respective Waiving Parties that, in the event a dispute with respect to the Transaction Agreements or the Transactions arises after the Closing between or among (i) EUR or any of its directors, members, partners, officers, employees or Affiliates (other than PubCo or any of its Subsidiaries) (collectively, the “EUR Group”), on the one hand, and (ii) PubCo and/or any of its Subsidiaries, on the other hand, that White & Case LLP (or any successor) may represent EUR Group, notwithstanding its representation (or any continued representation) of SPAC or other Waiving Parties, and each of SPAC, PubCo and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of SPAC, PubCo and the Company, for itself and the Waiving Parties, hereby further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, any Transaction Agreements or the Transactions contemplated or thereby) between or among SPAC and/or any other member of EUR Group, on the one hand, and White & Case LLP (or any successor), on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to EUR Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or another member of EUR Group under a common interest agreement shall remain the privileged communications or information of the Surviving Company following the Closing.

Section 12.17    Disclosure Letters and Exhibits. The Company Disclosure Letter and the SPAC Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of such disclosure that such information would qualify another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or the SPAC Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of the Company or SPAC, as applicable. In addition, under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter, which otherwise is not required to be disclosed by this Agreement.

Article XIII
Defined Terms

Section 13.1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Additional Audited Financials”	Section 4.7(a)
“Additional Unaudited Financials”	Section 4.7(a)
“Affiliate”	Section 13.2
“Agreement”	Preamble
“Applicable Law”	Section 13.2
“Approvals”	Section 4.6(c)
“Assumed Warrant Agreement”	Section 8.15
“ASX”	Section 13.2
“Audited Financials”	Section 4.7(a)
“Austrian Capital Maintenance Rules”	Section 13.2
“Benefit Plans”	Section 13.2
“Business Combination”	Section 5.10
“Business Day”	Section 13.2
“BVI Act”	Section 8.7(d)
“Certificate of Merger”	Section 2.1
“Change of Control”	Section 3.2(c)
“Closing”	Section 1.1
“Closing Date”	Section 1.1
“Closing Press Release”	Section 8.4(b)
“Closing Proceeds”	Section 13.2
“Closing Proceeds Condition”	Section 8.1(b)
“Closing Share Consideration”	Section 13.2
“Code”	Section 13.2
“Company”	Preamble
“Company Benefit Plan”	Section 4.11(a)
“Company Convertible Securities”	Section 13.2
“Company Disclosure Letter”	Article IV
“Company Expense Reimbursement”	Section 11.2(e)
“Company Financial Statements”	Section 4.7
“Company IT Systems”	Section 13.2

“Company Material Adverse Effect”	Section 13.2
“Company Material Contract”	Section 4.17(a)
“Company Ordinary Shares”	Section 13.2
“Company Real Property Leases”	Section 4.13(b)
“Company Subsidiaries”	Section 4.2(a)
“Company Transaction Expenses”	Section 13.2
“Confidentiality Agreement”	Section 13.2
“Consent”	Section 13.2
“Continental”	Section 5.14(a)
“Contract”	Section 13.2
“COVID-19”	Section 13.2
“COVID-19 Measures”	Section 13.2
“D&O Indemnified Party”	Section 8.10(a)
“D&O Tail”	Section 8.10(b)
“Damages”	Section 11.2(g)
“DGCL”	Recitals
“Dollars” or “$”	Section 13.2
“Earnout Consideration”	Section 13.2
“Earnout Milestone Prices”	Section 3.2(a)
“Earnout Period”	Section 3.2(a)
“Earnout Statement of PubCo”	Section 3.2(d)
“Effective Time”	Section 2.1
“Emergency Action”	Section 13.2
“Employment Agreements”	Section 8.2(b)
“Equity Interests”	Section 4.3(b)
“ERISA”	Section 13.2
“ESPP”	Section 8.2(a)
“EUR”	Preamble
“EUR Adverse Recommendation Change”	Section 7.4(a)(v)
“EUR Board”	Section 6.2(b)
“EUR Board Recommendation”	Section 6.2(b)
“EUR Circular”	Section 8.1(a)(i)
“EUR Competing Proposal NDA”	Section 7.4(b)
“EUR Group”	Section 12.16(b)
“EUR Related Parties”	Section 11.2(h)
“EUR Shareholder Approval”	Section 13.2
“EUR Shareholders’ Meeting”	Section 8.1(c)
“EUR Shares”	Section 13.2
“Exchange Act”	Section 13.2
“Exchange Agent”	Section 1.2(a)
“Exchange Agent Agreement”	Section 1.2(a)
“Excluded SPAC Share”	Section 2.5(e)
“Extended Deadline”	Section 8.18(a)
“Extension Approval End Date”	Section 8.18(a)
“Extension Expenses”	Section 7.2(f)

“Extension Proposals”	Section 8.18(a)
“Extension Proxy Statement”	Section 8.18(a)
“First Earnout Milestone Price”	Section 3.2(a)
“First Level Contingent Share Consideration”	Section 3.2(a)
“Fundamental Representations”	Section 13.2
“Future PIPE Investment”	Section 13.2
“GAAP”	Section 13.2
“Governmental Entity”	Section 13.2
“Group Companies”	Section 13.2
“IFRS”	Section 13.2
“Incentive Equity Plan”	Section 8.2(a)
“Indebtedness”	Section 13.2
“Insurance Policies”	Section 4.18(a)
“Intellectual Property”	Section 13.2
“Intended Tax Treatment”	Recitals
“Intervening Event”	Section 13.2
“Investment Company Act”	Section 13.2
“Investors Agreement”	Recitals
“IP Contract”	Section 13.2
“IPO”	Section 13.2
“IPO Prospectus”	Section 13.2
“JOBS Act”	Section 13.2
“Key Jurisdictions”	Section 13.2
“Knowledge”	Section 13.2
“Leased Real Property”	Section 4.13(b)
“Legal Proceeding”	Section 13.2
“Liability”	Section 13.2
“Licensed Intellectual Property”	Section 13.2
“Lien”	Section 13.2
“Lock-up Agreement”	Section 13.2
“Merger”	Recitals
“Merger Consideration”	Section 2.5(a)
“Merger Sub”	Preamble
“Merger Sub Shares”	Section 2.5(c)
“Merger Sub Stockholder Approval”	Recitals
“Mining Rights”	Section 13.2
“Nasdaq”	Section 13.2
“OFAC”	Section 13.2
“Order”	Section 13.2
“Ordinary Course of Business”	Section 13.2
“Organizational Documents”	Section 13.2
“Outside Date”	Section 11.1(b)
“Owned Intellectual Property” or “Owned IP”	Section 13.2
“Party,” “Parties”	Preamble
“Patents”	Section 13.2

“Permitted Lien”	Section 13.2
“Person”	Section 13.2
“Personal Information”	Section 13.2
“Personal Information Breach”	Section 4.16(c)
“Personal Property”	Section 13.2
“Post-Closing PubCo Board”	Section 8.14
“Pre-Closing Period”	Section 13.2
“Privacy Laws”	Section 13.2
“Processing,” “Process” and “Processed”	Section 13.2
“Processor”	Section 13.2
“Proxy Statement/Prospectus”	Section 8.1(a)(i)
“PubCo”	Preamble
“PubCo Shares”	Section 13.2
“PubCo Warrants”	Section 13.2
“Public Stockholders”	Section 8.6
“Publicly Available Software”	Section 13.2
“Registered Intellectual Property”	Section 4.15(a)
“Registration Rights Agreement”	Recitals
“Registration Statement”	Section 13.2
“Related Person”	Section 4.19
“Released Claims”	Section 8.6
“Remedies Exception”	Section 4.4
“Representatives”	Section 13.2
“Restated Articles”	Recitals
“SEC”	Section 13.2
“SEC Guidance”	Section 5.7(a)
“Second Earnout Milestone Price” “Second Level Contingent Share Consideration”	Section 3.2(a) Section 3.2(a)
“Securities Act”	Section 13.2
“Self-Help Code”	Section 13.2
“Share Exchange”	Recitals
“Software”	Section 13.2
“SPAC”	Preamble
“SPAC Adverse Recommendation Change”	Section 8.1(b)
“SPAC A&R Certificate of Incorporation”	Section 13.2
“SPAC Board”	Section 5.4(b)
“SPAC Board Recommendation”	Section 5.4(b)
“SPAC Competing Proposal”	Section 13.2
“SPAC Disclosure Letter”	Article V
“SPAC Expense Reimbursement”	Section 11.2(c)
“SPAC Extension Meeting”	Section 8.18(d)
“SPAC Financial Statements”	Section 5.7(b)
“SPAC Financing Certificate”	Section 1.4
“SPAC Group”	Section 12.16(a)
“SPAC Material Adverse Effect”	Section 13.2

“SPAC Material Contracts”	Section 5.11
“SPAC Preferred Shares”	Section 5.3(a)
“SPAC Registration Rights Agreement”	Recitals
“SPAC Related Parties”	Section 11.2(g)
“SPAC SEC Reports”	Section 5.7(a)
“SPAC Shares”	Recitals
“SPAC Stockholder Approval”	Section 13.2
“SPAC Stockholder Redemptions”	Section 1.4
“SPAC Stockholders”	Recitals
“SPAC Stockholders’ Meeting”	Section 8.1(b)
“SPAC Transaction Expenses”	Section 13.2
“SPAC Transaction Proposals”	Section 13.2
“SPAC Unit Separation”	Section 2.5(a)
“SPAC Units”	Section 13.2
“SPAC Warrants”	Section 13.2
“Specified Business Conduct Laws”	Section 13.2
“Sponsor”	Section 13.2
“Sponsor Support Agreement”	Recitals
“Straddle Period”	Section 13.2
“Subsidiary”	Section 13.2
“Superior Proposal”	Section 13.2
“Surviving Company”	Recitals
“Tax/Taxes”	Section 13.2
“Tax Return”	Section 13.2
“Tax Sharing Agreement”	Section 13.2
“Top Suppliers”	Section 4.28
“Trade Secrets”	Section 13.2
“Trademarks”	Section 13.2
“Trading Day”	Section 13.2
“Transaction Agreements”	Section 13.2
“Transaction Expenses”	Section 13.2
“Transaction Filings”	Section 8.1(a)(i)
“Transaction Litigation”	Section 8.16
“Transactions”	Section 13.2
“Transfer Taxes”	Section 8.11(b)
“Transferred Contracts”	Section 8.21
“Treasury Regulations”	Section 13.2
“Trust Account”	Section 5.14(a)
“Trust Agreement”	Section 5.14(a)
“Unauthorized Code”	Section 13.2
“VWAP”	Section 13.2
“Waiving Parties”	Section 12.16(a)
“Warrant Agreement”	Section 13.2
“Willful Breach”	Section 13.2
“Wolfsberg Lithium Project”	Section 13.2

Section 13.2 Additional Terms. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Law” shall mean any federal, state, provincial, local, municipal or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Order, assessment, writ or other legal requirement, administrative policy or guidance, directive, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (including, for the avoidance of doubt, Privacy Laws or any other special legislation as applicable to the operation of the Group Companies), in each case applicable to the referent Person, property, asset, Liability or circumstance.

“ASX” shall mean the Australian Securities Exchange.

“Austrian Capital Maintenance Rules” shall mean of mandatory Austrian capital maintenance rules (Kapitalerhaltungsvorschriften) including, without limitation, § 82 et seq. of the Austrian Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung - “GmbHG”) and § 52 et seq. of the Austrian Act on Joint Stock Companies (Aktiengesetz - “AktG”) (the “Austrian Capital Maintenance Rules”).

“Benefit Plans” of any Person shall mean any and all deferred compensation, executive compensation, incentive compensation, phantom-equity, equity purchase or other equity-based compensation plan, employment or individual consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other welfare benefit insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee or individual service provider of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York, Delaware and the British Virgin Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York, Delaware and the British Virgin Islands are generally open for use by customers on such day.

“Closing Proceeds” shall mean the funds contained in the Trust Account, together with the cash on SPAC’s balance sheet and the aggregate amount of gross proceeds from any Future PIPE Investment entered into in accordance with Section 7.5, after giving effect to the SPAC Stockholder Redemptions and before payment of Transaction Expenses.

“Closing Share Consideration” shall mean (a) Seven Hundred Fifty Million Dollars ($750,000,000) divided by (b) the redemption amount per SPAC Share payable to SPAC Stockholders that elect to redeem SPAC Shares in connection with the Closing determined in accordance with SPAC A&R Certificate of Incorporation.

“Code” shall mean the U.S. Internal Revenue Code of 1986.

“Company Convertible Securities” means, collectively, options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company IT Systems” shall mean all computer systems, hardware, servers, networks, data communication lines, and other information technology and telecommunications equipment and tangible assets, including outsourced or cloud computing arrangements, and associated documentation, in each case, exclusively owned or used or by or for any Group Company in connection with the business of the Group Companies.

“Company Material Adverse Effect” shall mean any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “Event,” and collectively, “Events”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) acts of war, outbreak of hostilities, military actions, sabotage, civil unrest, protests, demonstrations, insurrections, riots, terrorism, cyberattacks, or political, geopolitical or social conditions, including any escalation or worsening thereof or any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions; (ii) earthquakes, hurricanes, tornados, disease, epidemics, pandemics (including COVID-19 or SARS-CoV-2 virus or any mutation or variation thereof, and any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or other natural or man-made disasters, public health emergencies or weather conditions; (iii) changes or proposed changes in Applicable Law (or any interpretation thereof) after the date of this Agreement; (iv) changes or proposed changes in IFRS or GAAP (or any interpretation or enforcement thereof) after the date of this Agreement; (v) general economic, regulatory, business or tax conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in prices, interest or exchange rates, prices of any security or market index or lithium or other commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vi) events or conditions generally affecting the industries or geographic areas in which the Group Companies operate; (vii) any change in the price or trading volume of EUR and any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any change, event, state of facts, development or occurrence underlying such change or failure has resulted in a Company Material Adverse Effect; (viii) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or any other Transaction Agreement; (ix) any action taken, or not taken, by, or at the written request of, SPAC or Sponsor or any breach by SPAC or Sponsor of their respective obligations; (x) any Transaction Litigation; (xi) the identity of or facts or circumstances relating to SPAC, Sponsor or their respective Affiliates (xii) any change, event, state of facts, development or occurrence attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities) provided that this clause (xii) shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the performance of obligations under this Agreement; provided, however, that if a change or effect related to clauses (i) through (vi) disproportionately adversely affects the Group Companies, taken as a whole, compared to similarly situated Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred, but only to the extent of the incremental disproportionate effect on the Group Companies, taken as a whole, relative to similarly situated Persons operating in the same industry as the Group Companies.

“Company Ordinary Shares” shall mean the ordinary shares of no par value, in issue in the Company as fully paid up shares of the Company.

“Company Transaction Expenses” means the fees and expenses incurred by EUR or the Company (including its direct and indirect equity holders) and the other Group Companies in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions or any similar transactions or other strategic processes, including: (i) the fees and disbursements of outside counsel to EUR or any of its Subsidiaries (including its direct and indirect equity holders); (ii) the fees and expenses of accountants to EUR or any of its Subsidiaries; (iii) the fees and expenses of other advisers to EUR or any of its Subsidiaries; and (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to EUR or any of its Subsidiaries.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of July 17, 2022, by and between SPAC and EUR, as amended from time to time.

“Consent” means any consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any Governmental Entity or any other Person.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation oral or written, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” shall mean SARS-CoV-2, coronavirus or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean (i) changes or proposed changes in laws or regulations (or any interpretation thereof) or (ii) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, mask wearing, temperature taking, shut down, closure, sequester or any other Applicable Law or recommendations promulgated or issued by any Governmental Entity in connection with or in response to COVID-19, including the CARES Act, Families First Act, the Payroll Tax Executive Order and IRS Notices 2020-20, 2020-65, and 2021-11.

“Dollars” or “$” means lawful money of the United States.

“Earnout Consideration” shall mean, collectively, the First Level Contingent Share Consideration and Second Level Contingent Share Consideration, in each case, to the extent earned pursuant to Section 3.2.

“Emergency Action” shall mean any action or omission as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“EUR Competing Proposal” means, other than the Transactions, any actual offer or proposal received from any Person or group of Persons, other than PubCo and its Subsidiaries, relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company, in each case, by such Person or group of Persons, (ii) any takeover bid that, if completed, would result in such Person or group of Persons (or their stockholders) beneficially owning 20% or more of any class of equity or voting securities of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in such Person or group of Persons beneficially owning 20% or more of the consolidated assets of the Company or 20% or more of any class of equity or voting securities of the Company.

“EUR Shareholder Approval” shall mean the vote of EUR Shareholders required to approve the Transactions, as determined in accordance with Applicable Law, the listing rules of the ASX and EUR’s Organizational Documents.

“EUR Shares” shall mean the ordinary shares of EUR.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fundamental Representations” shall mean: (a) in the case of the Company, PubCo and Merger Sub, the representations and warranties contained in the first sentence of Section 4.1 (Organization and Qualification); solely with respect to PubCo and Merger Sub, the second sentence of Section 4.2(a) (Company Subsidiaries); Section 4.3 (Capitalization); Section 4.4 (Due Authorization); Section 4.5(a) (No Conflict; Governmental Consents and Filings); and Section 4.25 (Brokers); (b) in the case of SPAC, the representations and warranties contained in Section 5.1 (Organization and Qualification); Section 5.3 (Capitalization); Section 5.4 (Due Authorization); Section 5.5(a) (No Conflict; Required Filings and Consents); Section 5.10 (Business Activities), Section 5.13(a) and Section 5.13(b) (Undisclosed Liability), Section 5.14 (Trust Account) and Section 5.21 (Brokers) and (c) in the case of EUR, Section 6.1 (Organization and Qualification); Section 6.2 (Authorization; Binding Agreement); Section 6.3(a) (No Conflict; Required Filings and Consents); and Section 6.8 (Brokers).

“Future PIPE Investment” shall mean any subscription or investment agreement with respect to securities of PubCo entered into by the PubCo following the date hereof and prior to the Closing for the purpose of raising funds in connection with the Transaction, in all cases subject to EUR’s written consent.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, competent labour, social security and tax authority, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries (including Merger Sub).

“IFRS” shall mean the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean any and all intellectual property (and all rights, title, and interest therein and thereto) in any jurisdiction throughout the world and may include intellectual property arising from or in respect of any and all of the following: (a) all inventions (whether or not patentable or reduced to practice), invention disclosures, certificates of invention, all improvements thereto, patents, utility models, industrial designs and all applications for any of the forgoing, including all provisionals, substitutions, divisionals, continuations, continuations-in-part, reissuances, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, or the like (including any rights of priority in any of the foregoing) and any foreign equivalents of the foregoing (collectively, “Patents”); (b) all trademarks, service marks, certification marks, brand names, trade dress rights, logos, slogans, corporate names, business names and trade names, designs and other source or business identifiers, indicia of origin and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use applications or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, copyrights works, mask works, protected designs, works of authorship (whether or not copyrightable), literary works, rights in Software, design rights, masked works, pictorial and graphic works, reversions and moral rights, along with all applications, registrations and any renewals and extensions thereof; (d) all internet domain names, and social media usernames, handles and accounts; (e) all trade secrets, know-how, technology, discoveries and improvements, proprietary rights, formulae, confidential information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, technical information, source code, techniques, ideas, research, data analytics, designs, drawings, specifications, procedures, processes, models, algorithms, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; (g) all rights relating to any of the foregoing, including all causes of action, judgements, settlements, claims and demands related thereto, and rights to prosecute and recover damages for any past, present or future infringements, dilutions, misappropriations and other violations thereof, and (h) all applications and registrations for any of the foregoing.

“Intervening Event” means a material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances) that was not known to EUR Board on the date of this Agreement (or if known, the consequences of which were not known as of the date of this Agreement).

“Investment Company Act” shall mean the Investment Company Act of 1940.

“IP Contract” shall mean any Contract (including license agreements, coexistence agreements, agreement with covenants not to assert, or other agreement that relates to ownership or use of Intellectual Property) pursuant to which any Group Company (a) grants to a third Person any license, immunity or other right in or to any Owned Intellectual Property, or (b) is granted by a third Person an assignment, license, immunity or other right in to any Intellectual Property; provided however in the case of each of (a) or (b), that none of the following is required to be scheduled on Schedule 4.17 of the Company Disclosure Letter, but shall otherwise constitute a Company Material Contract if they otherwise qualify: (i) licenses to Publicly Available Software, (ii) non-exclusive end user licenses of uncustomized, generally commercially available off-the-shelf software on standard terms with annual fees of less than $20,000 per copy, seat or user or aggregate fees of less than $100,000, (iii) non-exclusive rights to use any Group Company’s products or services (or any Trademarks in connection with the promotion or sale of any Group Company’s products or services), (iv) non-exclusive rights to Intellectual Property incidental to or implied by the sale or purchase of goods or services, in each case of (iii) and (iv) entered into in the Ordinary Course of Business, and (v) invention assignment agreements with employees or contractors engaged by a Group Company on the Company’s standard unmodified form agreement or other agreement with substantially similar terms relating to Intellectual Property as the Company’s standard form agreement and with no material exclusions of Intellectual Property.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the SPAC, dated as of November 3, 2021, and filed with the SEC on November 8, 2021 (File No. 333-254182).

“JOBS Act” shall mean the Jumpstart Our Business Startups Act of 2012.

“Key Jurisdictions” shall mean Austria, Australia, British Virgin Islands, the European Union and the United States of America.

“Knowledge” (and any of its correlative terms) shall mean the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry, of: (a) with respect to the Group Companies and EUR, the individuals listed on Schedule 13.2(b) of the Company Disclosure Letter; and (b) with respect to SPAC, the individuals listed on Schedule 13.2 of the SPAC Disclosure Letter.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Liability” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Applicable Law, Legal Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies or used in or necessary for the conduct or operation of the business of the Group Companies, as presently conducted.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, easement, encroachment, covenant, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Mining Rights” shall mean all interests and rights in mining claims, concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights, access rights or similar rights, that are held by way of Approvals, leases or otherwise.

“Nasdaq” shall mean The Nasdaq Capital Market.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course of Business” means the ordinary course of the Group Companies’ business consistent with past practices.

“Organizational Documents” shall mean, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person, as applicable.

“Owned Intellectual Property” or “Owned IP” shall mean all Intellectual Property in which any of the Group Companies has (either individually or jointly among two (2) or more Group Companies) an ownership interest.

“Permitted Lien” shall mean: (a) Liens (i) for Taxes not yet delinquent or (ii) for Taxes that are being contested in good faith by appropriate proceedings and that are adequately reserved for in accordance with IFRS or GAAP, as applicable (b) statutory and contractual Liens of landlords and licensors with respect to Leased Real Property that do not, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the Leased Real Property taken as a whole by any of the Group Companies; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings; (d) in the case of real property, zoning, building code, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the Leased Real Property taken as a whole by any of the Group Companies; (e) Liens securing the Indebtedness of any of the Group Companies set forth on Schedule 4.17(a)(ii) of the Company Disclosure Letter; (f) third party non-exclusive license agreements of Owned Intellectual Property entered into in the ordinary course; (g) Liens incurred in connection with capital lease obligations of any of the Group Companies; and (h) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record that do not materially interfere with the present use of, or materially detract from the value of, the affected parcel of Leased Real Property or that would be shown on an accurate survey or inspection of the Leased Real Property.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” shall mean, to the extent regulated by Privacy Laws, “personal data,” “personally identifiable information,” or all information that identifies or could be used to directly or indirectly identify an individual person, and, in addition, in Australia shall have the meaning attributed to that term in the Privacy Act 1988 (Cth).

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Privacy Laws” shall mean Applicable Law relating to privacy and the Processing of Personal Information, including, but not limited to, the Federal Trade Commission Act, the California Consumer Privacy Act, Regulation (EU) 2016/679 (the “GDPR”) and any local laws implementing the GDPR into resp supplementing the GDPR in the respective local legislation, EU Directives 2002/58/EC and 2009/136/EC (each as implemented into the national Laws of EU Member States or the United Kingdom, as applicable), Applicable Law of the Isle of Man relating to the Processing of Personal Information (including, but not limited to, the Isle of Man Data Protection Act 2018, the Data Protection (Application of the GDPR) Order 2018, and the GDPR and LED Implementing (Amendment) Regulations 2018), the UK Data Protection Act 2018, the “UK GDPR” as defined by the UK Data Protection Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, the Privacy Act 1988 (Cth) Applicable Law of the Republic of Austria relating to the Processing of Personal information (including, but limited to the GDPR and the Austrian data protection act (Datenschutzgesetz, DSG) supplementing the GDPR, the Data Protection Act, 2021 of the British Virgin Islands and any other related regulations, directives and orders applicable to Personal Information or the access thereto or use or transfer thereof, each as amended, consolidated or replaced from time to time.

“Processing” shall mean any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, including but not limited to: collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction. “Process” and “Processed” shall be construed accordingly.

“Processor” shall mean any Person that Processes any Personal Information on behalf of any Group Company.

“PubCo Shares” shall mean ordinary shares of PubCo.

“PubCo Warrant” means the SPAC Warrants that will be assumed by PubCo.

“Publicly Available Software” shall mean any Software (or portion thereof) that is licensed pursuant to (i) any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Affero General Public License, the MIT license, the Eclipse license, the Common Public License, the CDDL, Mozilla Public License, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (iii) any reciprocal license approved by the Open Source Initiative, in each case whether or not source code is available or included in such license.

“Registration Statement” shall mean the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act with respect to the PubCo Shares that constitute Merger Consideration and the PubCo Warrants.

“Representatives” means, when used with respect to a Party, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Party, as applicable, and their respective Subsidiaries.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Self-Help Code” shall mean any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program.

“Software” shall mean all computer programs, whether in source code and object code form, and all tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“SPAC A&R Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SPAC, dated November 2, 2021, as may be amended, modified or supplemented from time to time.

“SPAC Competing Proposal” means, other than the Transactions, any offer or proposal from any Person or group of Persons, other than EUR or the Company, relating to any “initial business combination” as defined in SPAC’s certificate of incorporation.

“SPAC Material Adverse Effect” shall mean any event, state of facts, condition, change, development, circumstance, occurrence or effect (each, an “Event,” and collectively, “Events”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, financial condition or results of operations of SPAC; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an SPAC Material Adverse Effect: (a) any change in Applicable Laws or GAAP or any interpretation thereof following the date of this Agreement; (b) any change in interest rates or economic, political, business or financial market conditions generally; (c) the taking of any action required by this Agreement; (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement) or change in climate; (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (f) any decline in the market price or trading volume of SPAC Shares or any change in the credit rating of SPAC or any of its securities (provided that clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of SPAC Material Adverse Effect underlying such decline or change has resulted in an SPAC Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which SPAC operates; (h) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of SPAC (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 5.5 (No Conflict) and the condition to Closing with respect thereto); (i) any matters expressly set forth on the SPAC Disclosure Letter; (j) any Events to the extent actually known by those individuals set forth on Schedule 13.2(b) of the Company Disclosure Letter on or prior to the date hereof; or (k) any action taken by, or at the request of, the Company; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a SPAC Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of SPAC relative to other similarly situated special purpose acquisition companies, but only to the extent of the incremental disproportionate effect on the SPAC relative to similarly situated special purpose acquisition companies.

“SPAC Stockholder Approval” shall mean the vote of the holders of SPAC Shares required to approve the SPAC Transaction Proposals, as determined in accordance with Applicable Law and SPAC’s Organizational Documents.

“SPAC Transaction Expenses” means the fees and expenses incurred by SPAC in connection with the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the Transactions, including: (i) the fees and disbursements of outside counsel to SPAC; (ii) the fees and expenses of accountants to SPAC; (iii) the fees and expenses of the consultants and other advisors to SPAC; (iv) the fees and disbursements of bona fide third-party investment bankers and financial advisors to SPAC; and (v) Extension Expenses.

“SPAC Transaction Proposals” shall mean (a) the adoption of this Agreement and approval of the Transactions, including the authorization of the Merger, (b) the adoption and approval of the Incentive Equity Plan and the ESPP, (c) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions and (d) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting in accordance with Section 8.1.

“SPAC Units” shall mean equity securities of SPAC each consisting of one (1) SPAC Share and one-half of one (0.5) SPAC Warrant.

“SPAC Warrants” shall mean the warrants sold to the public by SPAC as part of SPAC’s initial public offering (whether purchased in such offering or thereafter in the public market) that entitle the holder thereof to purchase SPAC Shares at an exercise price of $11.50 per share.

“Specified Business Conduct Laws” shall mean: (a) all Applicable Laws relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time; (b) all Applicable Law imposing economic or financial sanctions on any Person, including all Applicable Law administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the Bureau of Industry and Security of the U.S. Department of Commerce, all applicable sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, European Union and all applicable anti-boycott or anti-embargo laws; (c) all Applicable Law relating to the import, export, re-export, transfer of information, data, goods, software, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other any Applicable Law relating to money laundering.

“Sponsor” shall mean VO Sponsor, LLC, a Delaware limited liability company.

“Straddle Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Superior Proposal” means a bona fide, written EUR Competing Proposal (with references to 20% being deemed to be replaced with references to 50%), which the EUR Board determines in good faith after consultation with its outside legal counsel and financial advisor of nationally (in the United States or Australia) or internationally recognized reputation to be (i) if completed in accordance with its terms, more favorable to the shareholders of EUR from both a financial point of view than the Transactions and any counterproposal made under Section 7.4(e) and taking into account all aspects of the EUR Competing Proposal, including the identity, reputation and financial condition of the person making such proposal, legal, regulatory and financial matters and the expected timing for the implementation of such EUR Competing Proposal, and (ii) reasonably capable of being completed as proposed (and taking into account all aspects of the EUR Competing Proposal, including its conditions), in the case of each of clauses (i) and (ii), taking into account all financial, legal, regulatory, timing and other aspects of such proposal and any modification to this Agreement and the Transactions proposed by SPAC in response to such EUR Competing Proposal or otherwise and any consequence of such modification).

“Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, capital gains, capital stock, windfall profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, withholding, severance, social security, payroll, recapture, net worth, employment, excise and property taxes, assessments, escheat, abandoned property, stamp, environmental, registration, governmental charges, duties, fees, levies and other similar charges, in each case, imposed by a Governmental Entity (whether disputed or not), together with all interest, penalties, surcharges, deficiency assessments, and additions imposed by a Governmental Entity with respect to any such amounts.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Tax Sharing Agreement” shall mean any agreement or arrangement (including any provision of a Contract) primarily related to Taxes pursuant to which any Group Company is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of, or imposed on, another Person.

“Trading Day” means any day on which shares of PubCo Common Stock are actually traded on the principal securities exchange or securities market on which the PubCo Common Stock are then traded.

“Transaction Agreements” shall mean this Agreement, the Confidentiality Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Investors Agreement, the Assumed Warrant Agreement, and the Registration Rights Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the aggregate amount of the Company Transaction Expenses and SPAC Transaction Expenses.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the Transaction Agreements, including the SPAC Unit Separation, the SPAC Stockholder Redemptions, the Share Exchange, and the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unauthorized Code” shall mean any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any Group Company or the licensor of the Software or hardware components.

“VWAP” shall mean, with respect to a PubCo Share, the dollar-weighted average price on the Nasdaq or other primary stock exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price in the over-the-counter market on the electronic bulletin board during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers as reported by OTC Markets Group Inc. If VWAP cannot be calculated on any of the foregoing bases, VWAP shall be the fair market value per PubCo Share on such date(s) as reasonably determined by a majority of the board of directors of PubCo, including a majority of disinterested directors.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of November 3, 2021, between Continental and SPAC.

“Willful Breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party intentionally and with the conscious knowledge that such omission or taking or causing of such act would, or would reasonably be expected to, cause such material breach.

“Wolfsberg Lithium Project” shall mean the wholly owned project of European Lithium, under stable license and tax regime mapped out by the Austrian Mineral Resources Plan, and located at Carinthia, 270 km south of Vienna, Austria.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

COMPANY:
EUROPEAN LITHIUM AT (INVESTMENTS) LTD

By:	/s/ Malcolm Raymond Day
Name:	Malcolm Raymond Day
Title:	Director

By:	/s/ Antony William Paul Sage
Name:	Antony William Paul Sage
Title:	Director

EUR

EXECUTED by EUROPEAN LITHIUM LIMITED (ACN 141 450 624) in accordance with the requirements of section 127 of the Corporations Act 2001 (Cth) by:

By:	/s/ Tony Sage
Name:	Tony Sage
Title:	Executive Chairman

By:	/s/ Melissa Chapman
Name:	Melissa Chapman
Title:	Company Secretary

[Signature Page to Agreement and Plan of Merger]

PUBCO

CRITICAL METALS CORP.

By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

MERGER SUB

PROJECT WOLF MERGER SUB INC.

By:	/s/ Michael John Hanson
Name:	Michael John Hanson
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]

SIZZLE ACQUISTION CORP.

By:	/s/ Steve Salis
Name:	Steve Salis
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Investors Agreement

Exhibit B

Form of Registration Rights Agreement

Exhibit C

Form of Assignment and Assumption of Warrant Agreement

Exhibit D

Pro-forma Equity Structure

Exhibit E

Form of Sponsor Support Agreement

Exhibit F

Form of Lock-Up Agreement